Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INCENTRA SOLUTIONS, INC.

INCENTRA HELIO ACQUISITION CORP.

HELIO SOLUTIONS, INC.

AND

DAVID CONDENSA,

AS SHAREHOLDERS’ REPRESENTATIVE

Dated as of August ___, 2007

Section 10.7	Assignment	67
Section 10.8	Consent to Jurisdiction	67
Section 10.9	Headings	68
Section 10.10	Severability	68
Section 10.11	Enforcement	68

EXHIBITS

Exhibit A - Surviving Corporation Certificate of Incorporation

Exhibit B - Form of Escrow Agreement

Exhibit C - Form of Employment Agreements

Exhibit D –Form of Registration Rights Agreements

Exhibit E - Form of Legal Opinion of Counsel to the Company and Shareholders

Exhibit F - Form of Lock-Up and Voting Agreement

Exhibit G - Form of Legal Opinion of Counsel to Parent

Exhibit H - Mutual Release and Settlement Agreement

Exhibit I - Form of Joinder Agreement

SCHEDULES

Company Disclosure Schedule

Parent Disclosure Schedule

INDEX OF DEFINED TERMS

DEFINED TERMS	SECTION

DEFINED

Affiliate	Section 9.3(a)
Agreement	Preamble
Cash Consideration	Section 2.1(b)
Certificate of Merger	Section 1.3
CGCL	Preamble
Closing	Section 1.2
Closing Date	Section 1.2
Closing Statement	Section 1.2(c)(i)
Closing Net Working Capital	Section 2.1(e)(i)
Code	Section 2.9(e)
Company	Preamble
Company Acquisition Proposal	Section 4.3(a)
Company Certificate of Incorporation	Section 2.2(b)
Company Common Stock	Preamble
Company Disclosure Schedule	Article II
Company Financial Statements	Section 2.5(a)
Company IP Agreements	Section 2.13(g)
Company Material Contracts	Section 2.6(b)
Company Permitted Lien	Section 2.19
Competing Business	Section 5.9
DGCL	Preamble
Dispute	Section 7.3
Earn Out Payment	Section 1.1
EBITDA	Section 2.11(f)(vi)
Effective Time	Section 1.3
Employee Plans	Section 2.10(a)
Employment Agreements	Section 6.2(h)
Encumbrance	Section 9.3(c)
Environmental Laws	Section 2.12(d)(i)
Environmental Permits	Section 2.12(d)(ii)
ERISA	Section 2.10(a)
ERISA Affiliate	Section 2.10(a)
Escrow Agreement	Section 2.1(d)
Escrow Deposit	Section 2.1(d)
Escrow Account	Section 2.1(d)
Escrow Fund	Section 2.1(d)
Escrow Termination Date	Section 1.2(d)
Excluded Assets	Section 1.3
Fair Market Value	Section 2.1(e)(iv)
Fiduciary	Section 2.10(e)

GAAP	Section 2.1(e)
Government Entities	Section 2.4(c)
Governmental Entity	Section 2.4(c)
Hazardous Substances	Section 2.12(d)(iii)
Indemnified party	Section 7.2(a)
Indemnifying party	Section 7.2(a)
Initial Consideration	Section 1.1
Intellectual Property	Section 2.13(a)
IRS	Section 2.10(g)
Knowledge	Section 9.3(d)
Liens	Section 2.4(d)
Material adverse change	Section 9.3(e)
Material adverse effect	Section 9.3(e)
Merger	Preamble
Merger Consideration	Section 2.1(b)
Merger Sub	Preamble
Measurement Period	Section 2.1(f)(i)
Measurement Period Earn Out Payment	Section 2.1(f)(i)
Multi-Employer Plans	Section 2.10(d)
Net Working Capital	Section 1.2(c)
NVGL	Preamble
NWC Deficit	Section 2.1(e)(iii)
NWC Excess	Section 2.1(e)(iv)
Other Company Documents	Section 2.7(c)
Over 90 Collections	Section 1.2(c)(iv)
Person	Section 9.3(f)
Parent	Preamble
Parent Common Stock	Section 3.2(a)
Parent Employee Stock Options	Section 3.2(a)
Parent Indemnified Parties	Section 7.1(a)
Parent Losses	Section 7.1(a)
Parent SEC Documents	Section 3.4(a)
Parent Preferred Stock	Section 3.2(a)
Parent Shares	Section 2.1(a)(ii)
Parent Stock Plans	Section 3.2(a)
Permits	Section 2.7(a)
Release	Section 2.12(d)(iv)
Registration Rights Agreement	Section 6.2(i)
Requisite Regulatory Approvals	Section 6.1(b)
Restraints	Section 6.1(c)
Sarbanes Oxley Act	Section 3.9
SEC	Section 3.4(a)
Secretary	Section 1.3
Securities Act	Section 2.24(a)
Shareholder Indemnified Parties	Section 7.1(b)
Shareholder Losses	Section 7.1(b)

Shareholders	Preamble
Shares	Recitals
Software	Section 2.13(a)
Subsidiary	Section 9.3(g)
Surviving Corporation	Section 1.1
Tangible Personal Property	Section 2.18
Tax	Section 2.9(i)(i)
Taxes	Section 2.9(i)(i)
Tax Return	Section 2.9(i)(ii)
Third Party Rights	Section 2.13(d)
Working Capital	Section 6.2(e)

AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August ___, 2007, by and among INCENTRA SOLUTIONS, INC., a Nevada corporation (“Parent”), INCENTRA HELIO ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), HELIO SOLUTIONS, INC., a California corporation (the “Company”), and DAVID CONDENSA, as Shareholders’ Representative (as defined in Section 8.6).

RECITALS

          WHEREAS, each of Parent, Merger Sub and the Company desire Parent to consummate a business combination with the Company in a transaction whereby, upon the terms and subject to the conditions set forth in this Agreement, the Company will merge with and into Merger Sub (the “Merger”), each outstanding share of Common Stock of the Company (“Company Common Stock”) (other than Dissenting Shares (as defined herein), will be converted into the right to receive the Merger Consideration, and Merger Sub will be the surviving corporation in the Merger;

          WHEREAS, the Board of Directors of the Company has unanimously determined and resolved that the Merger and all of the transactions contemplated by this Agreement are in the best interest of the holders of Company Common Stock and that the Merger is fair and advisable, and has approved this Agreement in accordance with the California General Corporation Law, as amended (the “CGCL”), and has further resolved unanimously to recommend to all holders of Company Common Stock that they authorize, approve and adopt this Agreement and the transactions contemplated hereby; and

          WHEREAS, the Boards of Directors of Parent and Merger Sub have unanimously determined and resolved that the Merger and all of the transactions contemplated by this Agreement are in the best interest of Parent and the holders of Parent Common Stock and has adopted this Agreement in accordance with the Nevada General Corporation Law, as amended (the “NVGCL”) and Parent, as sole Shareholder of Merger Sub, has adopted this Agreement in accordance with the Delaware General Corporation Law, as amended (the “DGCL”).

          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

ARTICLE I

THE MERGER

          SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, the Company shall be merged with and into Merger Sub and Merger Sub shall be the surviving corporation in the Merger (the “Surviving Corporation”) and, as such, Merger Sub shall continue its corporate existence as a direct, wholly owned subsidiary of Parent under the laws of the State of Delaware, and the separate corporate existence of the Company thereupon shall cease.

          SECTION 1.2 Closing. Subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to consummation of the Merger contained in Article VII hereof, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m., Denver, CO time, on a date to be specified by the parties (the “Closing Date”), which date shall not be later than the third business day next following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by applicable law, waiver of those conditions), unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Parent, located at 1140 Pearl Street, Boulder, CO 80302 or at such other location as is agreed to by the parties hereto.

          SECTION 1.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Secretary”) a certificate of merger in form and substance acceptable to the parties hereto (the “Certificate of Merger”) duly executed and so filed in accordance with the DGCL and shall make all other filings and recordings required under the DGCL and CGCL to effectuate the Merger and the transactions contemplated by this Agreement. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary, or at such subsequent date or time as Parent and the Company mutually shall agree and specify in the Certificate of Merger (the time the Merger becomes so effective being hereinafter referred to as the “Effective Time”). The parties shall cooperate with each other and take all commercially reasonable action to pre-position and/or pre-clear the Certificate of Merger with the Secretary of State of Delaware so that the Certificate of Merger is accepted and becomes effective on the Closing Date.

          SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

          SECTION 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation. The certificate of incorporation of Merger Sub as set forth in Exhibit A attached hereto shall be the certificate of incorporation of the Surviving Corporation until thereafter amended or restated as provided therein or by applicable law. The by-laws of

Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended or restated as provided therein or by applicable law.

          SECTION 1.6 Directors and Officers. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be and become the directors of the Surviving Corporation until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation and the DGCL; provided that the board of directors of the Merger Sub shall be comprised of two (2) directors, consisting of Thomas P. Sweeney III and Matthew G. Richman. The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be and become the officers of the Surviving Corporation until their successors shall have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

ARTICLE II

MERGER CONSIDERATION; EFFECT ON CAPITAL STOCK; EXCHANGE
OF CERTIFICATES

          SECTION 2.1 Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

          (a) The Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined in Section 2.5 hereof) shall be converted into the right for each stockholder of the Company, as set forth in Section 3.3(a) of the Company Disclosure Schedule (the “Shareholders”) to receive his or her respective pro rata share of:

(i) cash in the amount of Three Million Four Hundred Thousand Dollars ($3,400,000.00); and

(ii) Five Million shares of Parent’s unregistered common stock, par value $.001 per share (the “Parent Shares”).

          (iii) For purposes of this Agreement, a Shareholder’s pro rata share shall be such Shareholder’s percentage interest in the total number of shares of Company Common Stock as set forth in Section 3.3(a) of the Company Disclosure Schedule.

          (b) For purposes of this Agreement, the payment pursuant to Section 2.1(a)(i) shall be referred to as the “Cash Consideration”, and the term “Merger Consideration” shall mean, collectively, the Parent Shares and the Cash Consideration. At the Closing, Parent shall (i) pay the Cash Consideration described in Section 2.1(a)(i), less the Escrow

Deposit (as defined in Section 2.1(c) hereof), to the Shareholders by wire transfer of immediately available U.S. federal funds to such accounts as the Shareholders may direct by written notice delivered to Parent or Parent’s counsel; and (ii) issue and deliver stock certificates to the Shareholders representing their respective pro rata shares of the Parent Shares.

          (c) Simultaneously with the Closing, Shareholders’ Representative and Parent shall enter into an escrow agreement (the “Escrow Agreement”) with an escrow agent selected by Parent and reasonably acceptable to the Shareholder Representative (the “Escrow Agent”) substantially in the form of Exhibit B hereto. Pursuant to the terms of the Escrow Agreement, Parent shall deposit Seven Hundred Fifty Thousand Dollars ($750,000.00) of the Cash Consideration (the “Escrow Deposit”) into an interest bearing escrow account, which account is to be managed by the Escrow Agent (the “Escrow Account”). Any Escrow Deposit, any interest thereon, and any other property in the Escrow Account are referred to as the “Escrow Fund”. The Escrow Fund shall be available to satisfy any NWC Deficit (as defined in Section 2.1(d)(iii) below) and any amounts owed by Shareholders to Parent pursuant to Article VIII of this Agreement and the terms of the Escrow Agreement (which amounts shall be paid first from the Escrow Fund until the Escrow Fund is exhausted). Distributions from the Escrow Account shall be governed by the terms and conditions of the Escrow Agreement. The adoption of this Agreement and the approval of the transactions contemplated herein by Shareholders shall constitute approval of the Escrow Agreement and all of the arrangements relating thereto, including, without limitation, the placement of the Escrow Deposit in escrow.

(d)        (i) As promptly as practicable, but no later than ninety (90) days after the Closing Date, Parent shall cause to be prepared and delivered to the Shareholders’ Representative a closing statement (the “Closing Statement”) presenting the Net Working Capital (defined in accordance with generally accepted accounting principles (“GAAP”) as current assets minus current liabilities) as of the end of business on the Closing Date (“Closing Net Working Capital”). Accounts receivable included within Net Working Capital for this purpose shall be valued at face value if the age of the receivable is ninety (90) days or less , and at zero (0) if the age of the receivable is more than ninety (90) days; provided, however receivables aged more than ninety (90) days shall be valued at the face value with respect to purchase orders that have extended terms as a result of extended terms granted to the Company by its vendors, all of which purchase orders are identified in Section __ of Schedule III hereto. Shareholders’ Representative shall have twenty (20) days from receipt of the Closing Statement to dispute the calculation of Net Working Capital by Parent. Shareholders’ Representative shall provide notice to Parent of any such dispute in accordance with the notice provisions of Section 10.1 below. In the event no notice of dispute is provided to Parent, the Closing Statement shall be deemed final and binding on the parties. In the event Shareholders and Parent are not able to agree within thirty (30) days of receipt of the Closing Statement by the Shareholders’ Representative on such calculation, it shall be submitted to a mutually agreed upon independent public accounting firm for final resolution in accordance with the guidelines as provided herein.

          (ii) The independent accounting firm selected by Parent and Shareholders’ Representative will be a firm with offices in more than one location. Each party may present financial information to the accounting firm for review within ten (10) days of selection of the firm provided that all such information is simultaneously provided to the other party. No such firm will be engaged that does not undertake to provide its final determination within thirty (30) days of submission of all materials to be reviewed. The decision of the selected accounting firm will be presented in a written report to include the basis for all adjustments made to the Closing Statement. The fees of the accounting firm will be paid one-half by the Parent and one-half by the Shareholders.

          (iii) In the event Closing Net Working Capital is less than One Million Eight Hundred Thousand Dollars ($1,800,000.00), the shortfall shall be referred to herein as the “NWC Deficit”, the Purchase Price shall be reduced by the amount of the NWC Deficit, and an amount equal to the NWC Deficit shall be released from the Escrow Account to Parent. As soon as reasonably practicable (which shall in any case be within fifteen (15) days after the Closing Statement is deemed final), the Parties shall execute and deliver to the Escrow Agent joint instructions as contemplated in Section 4 of the Escrow Agreement, instructing the Escrow Agent to liquidate such portion of the Escrow Fund as required and deliver to Parent funds from the Escrow Fund in an amount equal to the NWC Deficit. In the event the Escrow Fund is less than the NWC Deficit, then each Shareholder shall, within fifteen (15) days of the Closing Working Capital Statement being deemed final, pay to Parent his or her pro rata share of the amount by which the NWC Deficit exceeds the Escrow Fund.

          (iv) In the event Closing Net Working Capital is greater than Two Million Two Hundred Thousand Dollars ($2,200,000.00), the excess shall be referred to herein as the “NWC Excess”, the Purchase Price shall be increased by the amount of the NWC Excess, and an amount equal to the NWC Excess shall be paid to Shareholders in their respective pro rata shares by Parent within fifteen (15) days after the Closing Statement is deemed to be final.

          (v) As soon as reasonably practicable (which shall in any case be within fifteen (15) days after the twelve (12) month anniversary date hereof), the Parties shall execute and deliver to the Escrow Agent joint instructions, as contemplated in Section 4 of the Escrow Agreement, instructing the Escrow Agent immediately to liquidate the Escrow Fund and deliver to Shareholders or Incentra (together with interest earned thereon in proportion to the distribution being made), as designated in such joint instructions, funds then remaining in the Escrow Fund, less the aggregate amount of all disputed amounts relating to any claims made pursuant to Section 8.2 of this Agreement, if any, not paid or otherwise resolved by the aforementioned date. If any such claims are pending resulting in disputed amounts remaining in escrow, the Parties shall, as soon as reasonably practicable after the resolution of such claim, execute and deliver to the Escrow Agent joint instructions (which shall be within fifteen (15) days of such resolution) as contemplated in Section 4 of the Escrow Agreement, instructing the Escrow Agent to liquidate the Escrow Fund and deliver the funds then remaining in escrow in accordance with the resolution of the claim or dispute.

          (e) Subject to the conditions set forth below, Parent will pay Shareholders their respective pro rata shares of Measurement Period Earn Out Payments, as defined below and to be computed as follows:

          (i) For the first twelve (12) calendar month period beginning on the first day of the first calendar month after Closing (the “First Measurement Period”), in the event Company’s EBITDA is in excess of Two Million Dollars ($2,000,000.00), Parent will pay Shareholders, in their respective pro rata shares, additional consideration (the “First Measurement Period Earn Out Payment”) equal to One Dollar for each dollar of Company EBITDA earned during the First Measurement Period, up to a maximum First Measurement Period Earn Out Payment of Five Million Dollars ($5,000,000.00). The First Measurement Period Earn Out Payment shall be payable within ninety (90) days after the end of the First Measurement Period and shall be paid one-half (1/2) in cash and one-half (1/2) in unregistered Parent Common Stock, with the total number of shares of Parent Common Stock to be issued pursuant to this Subsection 2.1(e)(i) determined by dividing one-half (1/2) of the total First Measurement Period Earn Out Payment by One Dollar ($1.00). In the event First Measurement Period EBITDA exceeds Four Million Dollars ($4,000,000.00), the excess EBITDA above Four Million Dollars ($4,000,000.00) shall be carried over and considered EBITDA earned for the Second Measurement Period and thus included in the determination of the Second Measurement Period Earn Out Payment.

          (ii) For the second twelve (12) calendar month period beginning on the first day of the first calendar month after Closing (the “Second Measurement Period”), in the event Company’s EBITDA is in excess of Two Million Five Hundred Thousand Dollars ($2,500,000.00), Parent will pay Shareholders, in their respective pro rata shares, additional consideration (the “Second Measurement Period Earn Out Payment”) equal to One Dollar for each dollar of Company EBITDA earned during the Second Measurement Period, up to a maximum Second Measurement Period Earn Out Payment of Five Million Dollars ($5,000,000.00). The Second Measurement Period Earn Out Payment shall be payable within ninety (90) days after the end of the Second Measurement Period and shall be paid one-half (1/2) in cash and one-half (1/2) in unregistered Parent Common Stock, with the total number of shares of Parent Common Stock to be issued pursuant to this Subsection 2.1(e)(ii) determined by dividing one-half (1/2) of the total Second Measurement Period Earn Out Payment by the greater of One Dollar ($1.00) or ninety percent (90%) of the Fair Market Value of Parent Common Stock (as defined in Section 2.1(e)(iv) below) at the end of the Second Measurement Period (the “Second Period Determination Date”). In the event

Second Measurement Period EBITDA exceeds Five Million Dollars ($5,000,000.00), the excess EBITDA above Five Million Dollars ($5,000,000.00) shall be carried over and considered EBITDA earned for the Third Measurement Period and thus included in the determination of the Third Measurement Period Earn Out Payment.

          (iii) For the third twelve (12) calendar month period beginning on the first day of the first calendar month after Closing (the “Third Measurement Period”), in the event Company’s EBITDA is in excess of Three Million Dollars ($3,000,000.00), Parent will pay Shareholders, in their respective pro rata shares, additional consideration (the “Third Measurement Period Earn Out Payment”) equal to One Dollar for each dollar of Company EBITDA earned during the Third Measurement Period, up to a maximum Third Measurement Period Earn Out Payment of Five Million Dollars ($5,000,000.00). The Third Measurement Period Earn Out Payment shall be payable within ninety (90) days after the end of the Third Measurement Period and shall be paid one-half (1/2) in cash and one-half (1/2) in unregistered Parent Common Stock, with the total number of shares of Parent Common Stock to be issued pursuant to this Subsection 2.1(e)(iii) determined by dividing one-half (1/2) of the total Third Measurement Period Earn Out Payment by the greater of Two Dollars ($2.00) or ninety percent (90%) of the Fair Market Value of Parent Common Stock (as defined in Section 2.1(f)(iv) below) at the end of the Third Measurement Period (the “Third Period Determination Date”).

          (iv) For purposes of this Agreement, the Fair Market Value of Parent Common Stock, shall be: (i) if the Company’s common stock is traded on the American Stock Exchange or another national exchange or is quoted on the National or SmallCap Market of The Nasdaq Stock Market, Inc. (“Nasdaq”), then the average of the closing price, reported for the last five (5) business days immediately preceding and including the Determination Date, or (ii) if the Company’s common stock is not traded on the American Stock Exchange or another national exchange or on the Nasdaq but is traded on the National Association of Securities Dealers, Inc. Over-the-Counter Bulletin Board, then the mean of the average of the closing prices reported for the last five (5) business days immediately preceding and including the Determination Date.

          (v) In the event that Company EBITDA for any individual Measurement Period is less than the respective EBITDA threshold for that Measurement Period, there shall be no Measurement Period Earn Out Payment for that Measurement Period.

          (vi) In the event Company EBITDA for any individual Measurement Period is less than the amount of EBITDA required for a Measurement Period Earn Out Payment for that Measurement Period and the Company’s aggregate EBITDA for the three Measurement Periods is greater than Seven Million Five

Hundred Thousand Dollars ($7,500,000.00), an adjustment to the earn-out consideration will be calculated whereby Parent shall pay Shareholders their respective pro rata shares of an amount equal to the difference between (y) the actual aggregate EBIDTA over the three Measurement Periods, up to a maximum of Fifteen Million Dollars ($15,000,000.00), and (z) the actual Measurement Period Earn Out Payments made by Parent to Shareholders pursuant to Sections 2.1(e)(i) - (iii) above (the “Adjusting Earn Out Payment”). Any payment pursuant to this Section 2.1(e)(vi) shall be made within ninety (90) days of the end of the final Measurement Period and shall be paid one-half (1/2) in cash and one-half (1/2) in unregistered Parent Common Stock. The number of shares of unregistered Parent Common Stock to be issued shall be determined by dividing one-half (1/2) of the Adjusting Earn Out Payment by the greater of Two Dollars ($2.00) or ninety percent (90%) of the per share Fair Market Value of Parent’s unregistered Common Stock.

          (vii) Notwithstanding anything herein to the contrary, One Million (1,000,000) shares of the Parent Shares issued to Shareholders at Closing pursuant to Section 2.1(a)(ii) above shall be deemed issued as an advance against Parent Common Stock to be issued in payment of Measurement Period Earn Out Payments such that Parent shall not be required to issue any new Parent Common Stock to Shareholders in payment of any Measurement Period Earn Out Payment unless and until Shareholders shall become entitled to receive, in the aggregate, in excess of One Million (1,000,000) shares of Parent Common Stock in payment of one or more Measurement Period Earn Out Payments, and then, and only then, Parent shall be required to issue to Shareholders only the number of shares of Parent Common Stock by which the total to which they are otherwise entitled pursuant to this Section 2.1(e) exceeds One Million (1,000,000). Parent shall not, however, be entitled to recover any Parent Shares issued to Shareholders at Closing which have not been applied to payment of one or more Measurement Period Earn Out Payments pursuant to this Section 2.1(e)(vii) as of the end of the third Measurement Period.

          (viii) For purposes of this Agreement, EBITDA shall be defined as the net income of the Company, as determined by generally accepted accounting principles, plus interest, taxes, depreciation and amortization and subject to the other restrictions or limitations on allocation of expenses as provided in this Agreement.The parties agree that no headquarters or overhead expenses or costs of Parent or its Affiliates or Subsidiaries or other charges of or from Parent, its affiliates or subsidiaries will be allocated or charged to Company for purposes of determining EBITDA under this Agreement, provided that direct costs incurred by Parent, its affiliates or subsidiaries for services provided to and paid for by customers of the Company to the Company, at rates agreed to by the Company and Parent with respect to such services, shall be included at such agreed upon rates for purposes of determining EBITDA hereunder. The parties agree that no new “line items” reflecting costs or expenses shall be permitted to be included as an expense in arriving at this EBITDA, unless previously approved by the Shareholder Representative in his reasonable discretion. In the event of a merger, consolidation or other combination of the Company with another entity, the EBITDA calculation, for purposes of this Agreement, shall be made in a manner that as nearly as is reasonably possible reflects the EBITDA of the Company as it would have been but for such merger, consolidation or combination. Nothing in this Section 2.1(e) shall, however, be construed to prevent any such merger, consolidation or combination or the introduction of new goods and/or services to the line of goods and services provided by the Company. An accountant of Shareholders’ choosing shall be permitted to review and approve the computation of EBITDA following each of the Measurement Periods in question, which approval will not be unreasonably withheld.

          (ix) Parent shall have the right to withhold payment of any Measurement Period Earn Out Payment to a Shareholder up to the amount of the Shareholder’s pro rata liability for any claim reasonably made by Parent pursuant to Article VIII hereof to the extent such claim or claims (A) are not limited by the amount of the Shareholder’s pro rata share of the Escrow Funds in accordance with Section 8.2 below, and (B) exceed the Shareholder’s pro rata share of the then current Escrow Funds.

          (x) Notwithstanding anything herein to the contrary, in the event a Shareholder other than David Condensa resigns his or her employment with the Surviving Corporation during any Measurement Period, such Shareholder shall receive a percentage of his or her pro rata share of the Measurement Period Earn Out Payment for the Measurement Period during which he or she left equal to the percentage of such Measurement Period he or she was employed by Surviving Corporation during such Measurement Period, and shall forfeit and not be entitled to receive any Measurement Period Earn Out Payment for any future Measurement Period. In the event a Shareholder is terminated by the Surviving Corporation For Cause (as defined in his or her employment agreement), such Shareholder shall forfeit and not be entitled to receive any Measurement Period Earn Out Payment for the Measurement Period in which such termination For Cause occurred or for any future Measurement Period thereafter. Any Measurement Period Earn Out Payment forfeited by a Shareholder other than David Condensa pursuant to this Section 2.1(e)(x) shall be reallocated among the non-forfeiting Shareholders in their pro rata shares.

          (xi) In the event David Condensa resigns his or her employment with the Surviving Corporation without Good Reason (as defined in his or her employment agreement) during any Measurement Period, he shall receive a percentage of his pro rata share of the Measurement Period Earn Out Payment for the Measurement Period during which he left equal to the percentage of such Measurement Period he was employed by Surviving Corporation during such Measurement Period, and shall forfeit and not be entitled to receive any Measurement Period Earn Out Payment for any future Measurement Period. In the event David Condensa is terminated by the Surviving Corporation For Cause

(as defined in his employment agreement), he shall forfeit and not be entitled to receive any Measurement Period Earn Out Payment for the Measurement Period in which such termination For Cause occurred or for any future Measurement Period thereafter. Any Measurement Period Earn Out Payment forfeited by David Condensa pursuant to this Section 2.1(e)(xi) shall be forfeited in full and shall not be reallocated among non-forfeiting Shareholders.

          (xii) Notwithstanding anything herein to the contrary, in the event Parent or Surviving Corporation engages in any Fundamental Business Changes (as defined below) without the prior written consent of the Shareholder Representative, which consent shall not be unreasonably withheld or delayed, Parent shall pay the Shareholders, in their then applicable percentage interests, the sum of Fifteen Million Dollars ($15,000,000), less the amount of any Measurement Period Earn Out Payments already paid to the Shareholders (such difference, the “Accelerated Earn Out Payment”). The Accelerated Earn Out Payment shall be payable within ninety (90) days after the occurrence of the Fundamental Business Change (unless the prior consent of the Shareholder Representative was obtained) and shall be paid one-half (1/2) in cash and one-half (1/2) in unregistered Parent Common Stock, with the total number of shares of Parent Common Stock to be issued pursuant to this Subsection 2.1(e)(xii) determined by dividing one-half (1/2) of the total Accelerated Earn Out Payment by the greater of One Dollars ($1.00) or the Fair Market Value of Parent Common Stock (as defined in Section 2.1(e)(iv)) at the time of the Fundamental Business Change. “Fundamental Business Change” shall mean (A) the termination of employment of Dave Condensa other than For Cause (as defined in his employment agreement) after Closing; (B) the resignation of Dave Condensa for Good Reason (as defined in his employment agreement); (C) a Change of Control (as defined below) of Parent or Surviving Corporation; (D) a change in the business strategy, fundamental areas of business or corporate objectives of the Surviving Corporation, other than changes consistent with the natural evolution of the business, as operated by the Company, or the industry that results in a Material Adverse Effect on the EBITDA of Surviving Corporation; (G) any material changes in the accounting practices, revenue recognition policies, cost allocation methodologies or categories or types of operating expenses of the Surviving Corporation in a manner inconsistent with those used in the preparation of the prior financial statements of the Company (except to the extent necessary to comply with any changes in GAAP) that results in a Material Adverse Effect on the EBITDA of Surviving Corporation; or (H) any acceleration of recognition of revenue or delay in incurrence of capital expenditures or expenses in a manner inconsistent with past practices of the Company (except to the extent necessary to comply with any changes in GAAP) that results in a Material Adverse Effect on the EBITDA of Surviving Corporation; provided, however, in no event shall a Fundamental Business Change be deemed to have occurred as a result of the addition of services offered by Parent or its Affiliates to the Surviving Corporation’s line of business and accounting or revenue recognition practices required thereby, changes to accounting or revenue recognition practices to the extent necessary to comply with any changes in GAAP or SEC reporting requirements, or by any change in business strategy or accounting practices implemented by the Shareholder Representative in his capacity as an officer or manager of Surviving Corporation. “Change of Control” means any sale of voting securities or sale of assets (whether by sale, merger, consolidation, share exchange, or otherwise in one transaction or a series of transactions) of Parent or Surviving Corporation that results in any third party that is not a shareholder immediately prior to the Closing becoming the owner of securities or assets of the Surviving Corporation or Parent representing over fifty percent (50%) of the combined voting power of Surviving Corporation’s or Parent’s then outstanding securities or all or substantially all of their respective assets; provided, however, no Change of Control shall be deemed to have occurred as a result of any transfer or acquisition of Parent shares or other Parent securities by one or more Shareholders.

          SECTION 2.2 Fractional Shares. No certificates representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of certificates representing Company capital stock (“Company Stock Certificates”), no dividend or distribution by Parent shall relate to such fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a Shareholder of Parent. Further, no holder of a Company Stock Certificate who otherwise would have been entitled to receive in the Merger a fractional share interest in exchange for such Company Stock Certificate shall have the right to receive cash payment in lieu thereof. In lieu of any such fractional shares or cash payment, (x) any such fractional share interest greater than or equal to one-half of a share (0.5) shall be rounded up to the next whole share number, and (y) any such fractional share less than one-half of a share (0.5) shall be rounded down to the preceding whole share number and the certificates representing shares of Parent Common Stock to be issued in the Merger shall reflect such adjustments.

          SECTION 2.3 Exchange of Certificates. (a) At the Closing, the Shareholders shall surrender to the Parent all Company Stock Certificates in proper form for cancellation, and upon such surrender shall be entitled to receive in exchange therefor his or her respective Merger Consideration, including a certificate (or certificates) representing such whole number of shares of Parent Common Stock as such holder is entitled to receive pursuant to this Article II in such denominations and registered in such names as such holder may request. The shares represented by the Company Stock Certificate so surrendered shall forthwith be cancelled. Without limiting the generality of the foregoing (and notwithstanding any other provisions of this Agreement), no interest shall be paid or accrued in respect of any of the Merger Consideration payable to holders of Company Common Stock in accordance with this Article II. Until surrendered in accordance with this Section 2.3, each Company Stock Certificate shall be deemed at all times from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

          (b) If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, Parent shall issue in exchange for such lost, stolen or destroyed Company Stock Certificate, the applicable Merger Consideration to which such person is entitled pursuant to the provisions of this Article II.

          (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time in respect of shares of Parent Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder shall surrender such Company Stock Certificate as provided in this Section 2.3. Subject to applicable law, following surrender of any such Company Stock Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefore, in each case without any interest thereon, (i) at the time of such surrender, the amount of dividends or other distributions, if any, having a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of all required withholding Taxes in respect thereof, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions having a record date after the Effective Time but prior to the date of such surrender and having a payment date subsequent to the date of such surrender and payable with respect to such whole shares of Parent Common Stock, less the amount of all required withholding Taxes in respect thereof.

          (d) All shares of Parent Common Stock issued upon surrender of Company Stock Certificates in accordance with this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock represented thereby and, as of the Effective Time, the stock transfer books and records of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books and records of the Company of shares of Company Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are properly presented to the Surviving Corporation for any reason (but otherwise in accordance with this Article II), they shall be cancelled and exchanged for the Merger Consideration as provided in this Section 2.3.

          SECTION 2.4 Certain Adjustments. If, after the date hereof and prior to the Effective Time and to the extent permitted by this Agreement, the outstanding shares of Parent Common Stock or Company Common Stock shall be changed into a different number, class or series of shares by reason of any reclassification, recapitalization or combination, forward stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur (any such action, an “Adjustment Event”), the Merger Consideration shall be adjusted correspondingly to provide to the holders of Company Common Stock the right to receive shares of Parent Common Stock having the same economic value as contemplated by this Agreement immediately prior to such Adjustment Event and Parent’s payment obligations likewise shall be correspondingly adjusted such that it shall be required to pay and deliver not more than the aggregate Merger Consideration contemplated by this Agreement. Notwithstanding the foregoing provision, the aggregate amount of the Cash Consideration shall not change under any circumstances.

          SECTION 2.5 Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are outstanding as of the Effective Time and that are held by a holder of Company Common Stock who has properly exercised his or her rights under Section 1300 et. seq. of the CGCL (the “Dissenting Shares”) or under the DGCL shall not be converted into the right to receive the Merger Consideration; provided, however, if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to dissent from the Merger under the CGCL or DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the CGCL or DGCL, each share of such holder’s Company Common Stock thereupon shall be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration in accordance with Article II. The Company shall give Parent prompt written notice of (i) all demands for appraisal or payment for shares of Company Common Stock received by the Company prior to the Effective Time in accordance with the CGCL or DGCL, and (ii) any settlement or offer to settle any such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

          SECTION 2.6 Tax-Free Reorganization. The Merger is intended to qualify as a reorganization described in Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties hereto agree not to take any action which could result in the Merger failing to so qualify. The parties hereto further agree to report the Merger for all purposes as a reorganization under Section 368 of the Code, and that this Agreement is intended to be a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. The parties agree to cooperate to minimize the taxes payable with the respect to the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement which hereby is incorporated by reference in and constitutes an integral part of this Agreement (the “Company Disclosure Schedule”), Company hereby represents and warrants to Parent as follows:

          SECTION 3.1 Organization, Standing and Corporate Power.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and has the requisite corporate power and authority to carry on its business as presently being conducted. The Company is duly qualified or licensed to conduct business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company.

     (b) The Company has delivered or made available to Parent prior to the execution of this Agreement complete and correct copies of the certificate of incorporation and by-laws of the Company and each of its subsidiaries, each as in effect at the date of this Agreement.

          SECTION 3.2. Subsidiaries. The Company has no Subsidiaries. Except as set forth in Section 3.2 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of or other equity or voting interests in any person.

          SECTION 3.3. Capital Structure. As of the date hereof:

                    (a) (i) The only class of capital stock authorized by the Company is common stock (“Company Common Stock”); and (ii) 8,000,000 shares of Company Common Stock are authorized and 3,940,000shares of Company Common Stock are issued and outstanding, all held by those persons named in Section 3.3(a) of the Company Disclosure Schedule in the amounts set forth next to their respective names therein.

                    (b) Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, all outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights created by the Company’s Articles of Incorporation (the “Company Certificate of Incorporation”) or any agreement to which the Company is a party or by which the Company may be bound.

                    (c) Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock of the Company, other than the shares of Company Common Stock set forth in Section 3.3(a) of the Company Disclosure Schedule.

          SECTION 3.4. Authority; Noncontravention.

                    (a) The Companyhas all necessary corporate power and authority to execute, deliver and perform this Agreement and, subject to obtaining the necessary approvals of the Shareholders, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than the approval and adoption of this Agreement and the Merger by the Shareholders as described in Section 3.16 hereof and the filing and recordation of the appropriate merger documents as required by the CGCL, NGCL and DGCL). This Agreement has been duly and validly delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                    (b) Except as set forth in Section 3.4(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in a violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation under (i) any provision of the Company Certificate of Incorporation or by-laws, (ii) any material loan or credit agreement, note, mortgage, indenture, lease or other material agreement or (iii) material instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets.

                    (c) The execution, delivery and performance by the Shareholders of this Agreement and the consummation of the purchase and sale of the Shares by Shareholders require no consent, approval, order or authorization of, action by or in respect of, or registration or filing with, any governmental body, court, agency, official or authority (each, a “Governmental Entity”, collectively “Government Entities”).

                    (d) The execution and delivery of this Agreement and the consummation of the purchase and sale of the Shares will not result in the creation of any pledges, claims, liens, charges, encumbrances, adverse claims, mortgages and security interests of any kind or nature whatsoever (collectively, “Liens”) upon any asset of the Company.

                    (e) Except as set forth in Section 3.4(e) of the Company Disclosure Schedule, no consent, approval, waiver or other action by any person (other than the Governmental Entities referred to in (d) above) under any Company Material Contract is required or necessary for, or made necessary by reason of, the execution, delivery and performance of this Agreement by the Shareholders or the consummation of the purchase and sale of the Shares.

          SECTION 3.5. Financial Statements; Undisclosed Liabilities.

                    (a) The Company has furnished to the Parent true, correct and complete copies of a balance sheet, income statement, statement of cash flows and statement of Shareholders equity and the footnotes thereto for each of the fiscal years ended December 31, 2004, December 31, 2005, and December 31, 2006 reviewed by the Company’s independent accountants, and Company prepared balance sheets, income statements, statements of cash flow and statements of Shareholders equity for each of the fiscal years ended December 31, 2005, December 31, 2006 and for the three month period ended March 31, 2007 (collectively, the “Company Financial Statements”). Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, the Company Financial Statements have been prepared in accordance with Generally Accepted Accounting Principles in the United States and fairly present in all material respects the financial condition of the Company and its subsidiaries as at the respective dates thereof; provided, however, that the Company prepared financial statements for the three month period ended March 31, 2007 are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

                    (b) Except for liabilities (i) set forth in Section 3.5 of the Company Disclosure Schedule, (ii) reflected in the Company Financial Statements or described in any notes thereto (or for which neither accrual nor footnote disclosure is required pursuant to GAAP), or (iii) incurred in the ordinary course of business, consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature. The Company is not in default in respect of any terms or conditions of any indebtedness.

                    (c) Other than changes in the usual and ordinary conduct of business since December 31, 2006, there have been, and at the Closing Date there will be, no material, adverse changes in the financial condition of the Company. Specifically, but, not by way of limitation, since its balance sheet of December 31, 2006 the Company has not, and prior to the Closing Date will not have:

                         (i) Issued or sold any stock, bond, or other Company securities;

                         (ii) Except for current liabilities incurred and obligations under contracts entered into in the ordinary course of business and except as set forth in Section 3.5(c)(ii) of the Company Disclosure Schedule, incurred any obligation or liability, whether absolute or contingent (in excess of $100,000 individually or in the aggregate);

                         (iii) Except for current liabilities shown on the balance sheet and current liabilities incurred since that date in the ordinary course of business and except as set forth in Section 3.5(c)(iii) of the Company Disclosure Schedule, discharged or satisfied any lien or encumbrance, or paid any obligation or liability, absolute or contingent nor has it delayed or postponed the payment of accounts payable and other Liabilities outside the ordinary course of business;

                         (iv) Mortgaged, pledged or subjected to lien or any other encumbrance, any of its assets, tangible or intangible;

                         (v) Except in the ordinary course of business, sold or transferred any of its inventory or other tangible assets or canceled any debts or claims, except any excluded assets, or canceled debts or claims as listed in Section 3.5(c)(v) of the Company Disclosure Schedule;

                         (vi) Sold, assigned, or transferred any patents, formulas, trademarks, trade names, copyrights, licenses, or other intangible assets other than in the ordinary course of business;

                         (vii) Suffered any extraordinary losses, been subjected to any strikes or other labor disturbances, or waived any rights of any substantial value; or

                         (viii) Except for transactions contemplated by this Agreement, entered into any transaction other than in the ordinary course of business; including, but not limited to, any loan to or other transaction with any of its owners, directors, officers, and employees outside the ordinary course of business.

                    (d) Subject to any changes that may have occurred in the ordinary and usual course of business, the assets of the Company at the Closing Date will be substantially those owned by it and shown on the Company Financial Statements.

                    (e) All accounts receivable of the Company and the Subsidiaries reflected on the Company Financial Statements are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which they first become due and payable), net of the applicable reserve for bad debts on the Company Financial Statements. All accounts receivable reflected in the financial or accounting records of the Company and the Subsidiaries that have arisen since the date of the Company Financial Statements are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which they first become due and payable), net of the applicable reserve for bad debts on the Company Financial Statements.

                    (f) Section 3.5(f) of the Company Disclosure schedule describes each account maintained by or for the benefit of the Company or any Subsidiary at any bank or other financial institution.

                    (g) All inventory of the Company and the Subsidiaries whether or not reflected on the Company Financial Statements, consists of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Company Financial Statements. All inventories not written-off have been priced at the lower of net realizable value on a first -in, first-out basis. The quantity of each type of inventory, whether raw materials, or work-in-process or finished goods, are not excessive in the present circumstances of the Company and the Subsidiaries.

          SECTION 3.6. Material Contracts.

                    (a) Each Company Material Contract is valid and binding on and enforceable against the Company (or, to the extent a subsidiary is a party, such subsidiary) and each other party thereto and is in full force and effect. Except as set forth in Section 3.6 of the Company Disclosure Schedule, neither the Company nor any of the individual Shareholders nor any of the Company’s subsidiaries nor any related parties is in breach or default under any Company Material Contract nor has caused an event, committed any act or failed to commit any act which would create a breach or default under any Company Material Contract. Except as set forth in Section 3.6 of the Company Disclosure Schedule, neither the Shareholders, the Company nor any of its subsidiaries knows of, regardless of whether or not notice has been received, any violation or default under (nor does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract by any other party thereto. In addition, the Company is not in breach or default and none of the Shareholders, individually, has performed any act that would create a breach or default under the Sun Microsystems reseller and partner agreements nor that would violate the spirit of the aforementioned agreements. Prior to the date hereof, the Shareholders have made available to Parent true and complete copies of all Company Material Contracts.

                    (b) Section 3.6(b) of the Company Disclosure Schedule lists (under the appropriate subsection) each of the following written or oral contracts and agreements of the Company or any Subsidiary of the Company (such contracts and agreements being the “Company Material Contracts”):

(i) each contract and agreement for the purchase or lease of personal property with any supplier or for the furnishing of services to the Company or any Subsidiary with payments greater than One Hundred Thousand Dollars ($100,000.00) in the aggregate;

(ii) all contracts and agreements relating to indebtedness other than trade indebtedness of the Company or any, including any contracts and agreements in which the Company is a guarantor of indebtedness;

(iii) all contracts and agreements that limit or purport to limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or in any geographic area or during any period of time;

(iv) all contracts and agreements between or among the Company and any Shareholder of the Company or any Affiliate of a Shareholder;

(v) all contracts and agreements relating to the voting and any rights or obligations of a stockholder of the Company or any

(vi) all contracts regarding the acquisition, issuance or transfer of any securities and each contract affecting or dealing with any securities of the Company, including, without limitation, any restricted stock agreements or escrow agreements;

(vii) any agreement of the Company that is terminable upon or prohibits assignment or a change of ownership or control of the Company;

(viii) all other contracts and agreements, whether or not made in the ordinary course of business, that contemplate an exchange of consideration with an aggregate value greater than One Hundred Thousand Dollars ($100,000.00); and

(ix) all contracts with Sun Microsystems, Arrow Electronics (Moca) and other contracts and agreements with distributors or manufacturers essential to the ongoing operation of the business of Company.

                    (c) The Company has delivered or made available to Parent accurate and complete copies of (i) all Company Material Contracts identified in Section 3.6(b) of the Company Disclosure Schedule, including all amendments thereto, and (ii) all correspondence related to the status of, any alleged breach of or noncompliance with Company agreements with Sun Microsystems and Arrow Electronics (Moca). Section 3.6(b) of the Company Disclosure Schedule provides an accurate description of the terms of each Company Material Contract that is not in written form.

                    SECTION 3.7. Permits; Compliance with Applicable Laws.

                    (a) The Company owns and/or possess all material permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the business of the Company (the “Permits”) as presently conducted. The Company is in compliance in all material respects with the terms of the Permits. All the Permits are in full force and effect and no suspension, modification or revocation of any of them is pending or threatened nor do grounds exist for any such action.

                    (b) Except as set forth in Section 3.7(b) of the Company Disclosure Schedule, the Company, to its Knowledge, is in compliance in all material respects with all applicable statutes, laws, regulations, ordinances, Permits, rules, writs, judgments, orders, decrees and arbitration awards of each Governmental Entity applicable to the Company.

                    (c) Except for filings with respect to Taxes, which are the subject of Section 3.9 and not covered by this Section 3.7(c) and except as set forth in Section 3.7(c) of the Company Disclosure Schedule, the Company has timely filed all material regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file with each Governmental Entity (the “Other Company Documents”), and have timely paid all fees and assessments, if any, due and payable in connection therewith, except where the failure to make such payments and filings individually or in the aggregate would not have a Material Adverse Effect on the Company.

                    SECTION 3.8. Absence of Litigation. Section 3.8 of the Company Disclosure Schedule contains a true and current summary description of each pending and, to the Knowledge of the Company, threatened litigation, action, suit, case, proceeding, investigation or arbitration. Except as set forth in Section 3.8 of the Company Disclosure Schedule, no action, inquiry, demand, charge, requirement or investigation by any Governmental Entity and no litigation, action, suit, case, proceeding, investigation or arbitration by any person, shareholder, former shareholder or Governmental Entity, in each case with respect to the Company, its officers or directors in such capacities, or any of its subsidiaries or any of their respective properties or Permits, is pending or, to the knowledge of Shareholders, threatened.

                    SECTION 3.9. Tax Matters.

                    (a) Except as set forth in Section 3.9 of the Company Disclosure Schedule, the Company has (i) filed with the appropriate Governmental Entities all United States federal and state income and other material Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are true, correct and complete in all material respects; (ii) paid in full all United States federal income and other material Taxes required to have been paid by it; and (iii) made adequate provision for all accrued Taxes not yet due. The accruals and provisions for Taxes reflected in the Company Financial Statements are adequate for all Taxes accrued or accruable through the date of such statements.

                    (b) Except as set forth in Section 3.9 of the Company Disclosure Schedule, as of the date of this Agreement, no Federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company, and the Company has not received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes.

                    (c) Except as set forth in Section 3.9 of the Company Disclosure Schedule, no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted, or assessed in writing by any Governmental Entity against, or with respect to, the Company or any of its subsidiaries. There is no action, suit or audit now in progress, pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any of its subsidiaries with respect to any material Tax.

                    (d) Neither the Company nor any of its subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only the Company) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year.

                    (e) No election under Section 341(f) of the Internal Revenue Code as from time to time amended (the “Code”) has been made by the Company or any of its subsidiaries.

                    (f) No claim has been made in writing by any Governmental Entities in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that the Company is, or may be, subject to taxation by that jurisdiction.

                    (g) Except as set forth in Section 3.9 of the Company Disclosure Schedule, the Company has made available to Parent correct and complete copies of (i) all of its material Tax Returns filed within the past three (3) years, (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity within the past three (3) years relating to the Federal, state, local or foreign Taxes due from or with respect to the Company or any of its subsidiaries, and (iii) any closing letters or agreements entered into by the Company with any Governmental Entities within the past three (3) years with respect to Taxes.

                    (h) Except as set forth in Section 3.9 of the Company Disclosure Schedule, the Company has not received any notice of deficiency or assessment from any Governmental Entity for any amount of Tax that has not been fully settled or satisfied, and to the knowledge of the Shareholders, no such deficiency or assessment is proposed.

                    (i) For purposes of this Agreement:

     (i) “Tax” or “Taxes” shall mean all federal, state, county, local, foreign and other taxes of any kind whatsoever (including, without limitation, income, profits, premium, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, license, stamp, environmental, withholding, employment, unemployment compensation, payroll related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.

(ii) “Tax Return” shall mean any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendments thereof.

                    SECTION 3.10. Employee Benefit Plans.

                    (a) Section 3.10 of the Company Disclosure Schedule contains a true and complete list of all pension, stock option, stock purchase, benefit, welfare, profit-sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangements, whether written or oral, in each of the foregoing cases which (i) covers, is maintained for the benefit of, or relates to any or all current or former employees of the Company or any of its subsidiaries and any other entity (“ERISA Affiliate”) related to the Company under Section 414(b), (c), (m) and (o) of the Code and (ii) is not a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 414 of the Code (the “Employee Plans”). Section 3.10 of the Company Disclosure Schedule identifies and includes but is not limited to, each of the Employee Plans that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Neither the Company, any of its subsidiaries nor any ERISA Affiliate of the Company or any of its subsidiaries has any commitment or formal plan, whether or not legally binding, to create any additional employee benefit plan or modify or change any existing Employee Plan other than as may be required by the express terms of such Employee Plan or applicable law.

                    (b) With respect to each Employee Plan that has been qualified or is intended to be qualified under the Code or that is an “Employee Benefit Plan” within the meaning of Section 3.3 of ERISA, such Employee Plan has been duly approved and adopted by all necessary and appropriate action of the Board of Directors of the Company (or a duly constituted committee thereof).

                    (c) Except as set forth in Section 3.10 of the Company Disclosure Schedule, with respect to the Employee Plans, all required contributions for all periods ending before the Closing Date have been or will be paid in full by the Closing Date. Subject only to normal retrospective adjustments in the ordinary course, all required insurance premiums have been or will be paid in full with regard to such Employee Plans for policy years or other applicable policy periods ending on or before the Closing Date by the Closing Date. As of the date hereof, none of the Employee Plans has unfunded benefit liabilities, as defined in Section 4001(a)(16) of ERISA.

                    (d) The Company has no “multi-employer plans,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414 (“Multi-Employer Plans”), and never has had any such plans.

                    (e) With respect to each Employee Plan (i) no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code have occurred or are expected to occur as a result of the Purchase or the transactions contemplated by this Agreement, (ii) no action, suit, grievance, arbitration or other type of litigation, or claim with respect to the assets of any Employee Plan (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) is pending or, to the knowledge of the Shareholders, threatened or imminent against the Company, any ERISA Affiliate or any fiduciary, as such term is defined in Section 3(21) of ERISA (“Fiduciary”), including, but not limited to, any action, suit, grievance, arbitration or other type of litigation, or claim regarding conduct that allegedly interferes with the attainment of rights under any Employee Plan. To the knowledge of the Shareholders, neither the Company, nor its directors, officers, employees nor any Fiduciary has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of such plan. None of the Employee Plans is subject to any pending investigations or to the knowledge of the Company threatened investigations from any Governmental Agencies who enforce applicable laws under ERISA and the Code.

                    (f) Except as set forth in Section 3.10 of the Company Disclosure, each of the Employee Plans is, and has been, operated in accordance with its terms and each of the Employee Plans, and administration thereof, is, and has been, in all material respects in compliance with the requirements of any and all applicable statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code. Except as set forth in Section 3.10 of the Company Disclosure Schedule, all required reports and descriptions of the Employee Plans (including but not limited to Form 5500 Annual Reports, Form 1024 Application for Recognition of Exemption Under Section 501(a), Summary Annual Reports and Summary Plan Descriptions) have been timely filed and distributed as required by ERISA and the Code. Any notices required by ERISA or the Code or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to the Employee Plans, including but not limited to any notices required by Section 4980B of the Code, have been appropriately given.

                    (g) The Internal Revenue Service (the “IRS”) has issued a favorable determination letter or opinion letter with respect to each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code that has not been revoked and, to the knowledge of the Shareholders, no circumstances exist that could adversely affect the qualified status of any such plan and the exemption under Section 501(a) of the Code of the trust maintained thereunder. Each Employee Plan intended to satisfy the requirements of Section 125, 501(c)(9) or 501(c)(17) of the Code has satisfied such requirements in all material respects.

                    (h) With respect to each Employee Plan to which the Company or any ERISA Affiliate made, or was required to make, contributions on behalf of any employee during the five-year period ending on the last day of the most recent plan year end prior to the Closing Date, (i) no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and (ii) to the knowledge of Shareholders, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability and (iii) the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan’s actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits. No Employee Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recently ended fiscal year.

                    (i) Except as set forth in Section 3.10 of the Company Disclosure Schedule, no Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by Section 4980B of the Code, Section 601 of ERISA or other applicable law, (ii) death benefits under any “pension plan,” (iii) benefits the full cost of which is borne by the employee (or his beneficiary) or (iv) Employee Plans that can be amended or terminated by the Company without consent. The Company does not have any current or projected liability with respect to post-employment or post-retirement welfare benefits for retired, former, or current employees of the Company.

                    (j) No material amounts payable under the Employee Plans will fail to be deductible for Federal income tax purposes by virtue of Section 162(m) of the Code.

                    (k) To the extent that the Company is deemed to be a fiduciary with respect to any Plan that is subject to ERISA, the Company (i) during the past five years has complied with the requirements of ERISA and the Code in the performance of its duties and responsibilities with respect to such employee benefit plan and (ii) has not knowingly caused any of the trusts for which it serves as an investment manager, as defined in Section 3(38) of ERISA, to enter into any transaction that would constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code, with respect to any such trusts, except for transactions that are the subject of a statutory or administrative exemption.

                    (l) No person will be entitled to a “gross up” or other similar payment in respect of excise taxes under Section 4999 of the Code with respect to the transactions contemplated by this Agreement.

                    (m) None of the Employee Plans have been completely or partially terminated and none has been the subject of a “reportable event” as that term is defined in

Section 4043 of ERISA. No amendment has been adopted which would require the Company or any ERISA Affiliate to provide security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code.

          SECTION 3.11. Labor Matters.

                    (a) With respect to employees of the Company or its subsidiaries: (i) to the Knowledge of the Company, no senior executive or key employee has any plans to terminate employment with the Company or any of its subsidiaries; (ii) there is no unfair labor practice charge or complaint against the Company pending or, to the knowledge of Shareholders, threatened before the National Labor Relations Board or any other comparable Governmental Entity; (iii) there is no demand for recognition made by any labor organization or petition for election filed with the National Labor Relations Board or any other comparable Governmental Entity; (iv) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor have been threatened other than grievances or arbitrations incurred in the ordinary course of business; (v) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not give rise to termination of any existing collective bargaining agreement or permit any labor organization to commence or initiate any negotiations in respect of wages, hours, benefits, severance or working conditions under any such existing collective bargaining agreements; and (vi) there is no litigation, arbitration proceeding, governmental investigation, administrative charge, citation or action of any kind pending or, to the knowledge of Shareholders, proposed or threatened against the Company relating to employment, employment practices, terms and conditions of employment or wages, benefits, severance and hours.

                    (b) Section 3.11(b) of the Company Disclosure Schedule lists the name, title, date of employment and current annual salary of each current salaried employee whose annual salary exceeds $100,000. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (i) result in any payment (including severance, unemployment compensation, tax gross-up, bonus or otherwise) becoming due to any current or former director, employee or independent contractor of the Company or any of its subsidiaries, from the Company or any of its subsidiaries under any Employee Plan or other agreement, (ii) materially increase any benefits otherwise payable under any Employee Plan or other agreement, or (iii) result in the acceleration of the time of payment, exercise or vesting of any such benefits.

                    (c) Section 3.11(c) of the Company Disclosure Schedule sets forth all contracts, agreements, plans or arrangements covering any employee of the Company or its subsidiaries containing “change of control,” “stay-put,” transition, retention, severance or similar provisions, and sets forth the names and titles of all such employees, the amounts payable under such provisions, whether such provisions would become payable as a result of the Purchase and the transactions contemplated by this Agreement, and when such amounts would be payable to such employees, all of which are in writing, have heretofore been duly approved by the Company’s Shareholders, and true and complete copies of all of which have heretofore been delivered to Parent. There is no contract, agreement, plan or arrangement (oral or written) covering any employee of the Company that individually or collectively could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

          SECTION 3.12 Environmental Matters. Except for such matters which would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company or are listed in Section 3.12 of the Company Disclosure Schedule, to the best of Shareholders’ knowledge:

                    (a) Compliance. To the Knowledge of the Company (i) the Company is in compliance in all material respects with all applicable Environmental Laws; (ii) neither the Company nor any of its subsidiaries has received any written communication from any person or governmental entity that alleges that the Company or any of its subsidiaries is not in compliance with applicable Environmental Laws; and (iii) there have not been any Releases of Hazardous Substances by the Company or, by any other party, at any property currently or formerly owned or operated by the Company or any of its subsidiaries that occurred during the period of the Company’s or any of its subsidiaries’ ownership or operation of such property.

                    (b) Environmental Permits. The Company and its subsidiaries have all Environmental Permits necessary for the conduct and operation of its business, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company or its subsidiaries are in compliance with all terms and conditions of all such Environmental Permits and is not required to make any expenditure in order to obtain or renew any Environmental Permits.

                    (c) Environmental Claims. There are no Environmental Claims pending or, to the Knowledge of the Company, threatened, against the Company, or against any real or personal property or operation that the Company owns, leases or manages.

                    (d) As used in this Agreement:

(i) “Environmental Laws” shall mean any and all binding and applicable local, municipal, state, federal or international law, statute, treaty, directive, decision, judgment, award, regulation, decree, rule, code of practice, guidance, order, direction, consent, authorization, permit or similar requirement, approval or standard concerning (A)

occupational, consumer and/or public health and safety, and/or (B) environmental matters (including clean-up standards and practices), with respect to buildings, equipment, soil, sub-surface strata, air, surface water, or ground water, whether set forth in applicable law or applied in practice, whether to facilities such as those of the Company Properties in the jurisdictions in which the Company Properties are located or to facilities such as those used for the transportation, storage or disposal of Hazardous Substances generated by the Company or otherwise.

(ii) “Environmental Permits” shall mean Permits required by Environmental Laws.

(iii) “Hazardous Substances” shall mean any and all dangerous substances, hazardous substances, toxic substances, radioactive substances, hazardous wastes, special wastes, controlled wastes, oils, petroleum and petroleum products, computer component parts, hazardous chemicals and any other materials which are regulated by the Environmental Laws or otherwise found or determined to be potentially harmful to human health or the environment.

(iv) “Release” shall mean any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Substances) into the environment.

                    SECTION 3.13 Intellectual Property.

                    (a) Section 3.13(a) of the Company Disclosure Schedule sets forth, for the Intellectual Property (as defined below) owned or purported to be owned by the Company or any of its subsidiaries, a complete and accurate list of all U.S. and foreign (i) patents and patent applications, (ii) trademarks and service marks which are registered or the subject of an application for registration and material unregistered trademarks or service marks , (iii) copyrights which are registered or the subject of an application for registration, and (iv) Internet domain names. The Company or one of its subsidiaries owns or has the valid right to use all patents and patent applications, patent rights, trademarks, service marks, trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names, slogans and general intangibles of like nature, together with all goodwill related to the foregoing, copyrights, copyright registrations, renewals and applications, Software (as defined below), technology, inventions, discoveries, trade secrets and other confidential information, know-how, proprietary processes, designs, processes, techniques, formulae, algorithms, models and methodologies, licenses, and all other proprietary rights (collectively, the “Intellectual

Property”) that it owns or purports to own or is licensed to Company in a manner sufficient for the conduct of the business of the Company as it currently is conducted. “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) the technology supporting and content contained on any owned or operated Internet site(s), and (v) all documentation, including user manuals and training materials, relating to any of the foregoing.

                    (b) Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, all of the Intellectual Property owned or purported to be owned by the Company is free and clear of all Liens. The Company is listed in the records of the appropriate United States, state or foreign agency as, the sole owner of record for each patent and patent application and trademark, service mark and copyright which is registered or the subject of an application for registration that is listed in Section 3.13(a) of the Company Disclosure Schedule.

                    (c) All of the patents, patent applications, trademarks, service marks and copyrights owned or purported to be owned by the Company which have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world, including, but not limited to the items listed in Section 3.13(a) of the Company Disclosure Schedule are subsisting, enforceable, in full force and effect, and have not been cancelled, expired, abandoned or otherwise terminated and all renewal fees in respect thereof have been duly paid and are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) and are valid. There is no pending or, to the Knowledge of the Company, threatened opposition, interference, invalidation or cancellation proceeding before any court or registration authority in any jurisdiction against any of the items listed in Section 2.13(a) of the Company Disclosure Schedule or against any other Intellectual Property used by the Company or its subsidiaries.

                    (d) To the Knowledge of the Company, the conduct of the Company’s business as currently conducted does not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe), dilute, misappropriate or otherwise violate (i) any Intellectual Property owned or controlled by any third party (“Third Party Rights”), other than the rights of any third party under any patent, or (ii) the rights of any third party under any patent. Neither the Company nor Shareholders have received any communication alleging or claiming that the Company has been or may be engaged in, liable for or contributing to any infringement of any Third Party Rights, nor does the Company or Shareholders have any reason to expect that any such communication will be forthcoming. There are no pending or, to the Knowledge of the

Company threatened claims against the Company or any of its subsidiaries alleging that the operation of the business as currently conducted, infringes on or conflicts with any Third Party Rights.

                    (e) To the Knowledge of the Company, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned or purported to be owned by or licensed to or by the Company or its subsidiaries and no such claims have been made against a third party by the Company or any of its subsidiaries.

                    (f) Each material item of Software, which is used by the Company or any of its subsidiaries in connection with the operation of its business as currently conducted, is either (i) owned by the Company or any of its subsidiaries, (ii) currently in the public domain or otherwise available to the Company without the need of a license, lease or consent of any third party, or (iii) used under rights granted to the Company or any of its subsidiaries pursuant to a written agreement, license or lease from a third party.

                    (g) Section 3.13(g) of the Company Disclosure Schedule sets forth a complete list of all agreements under which the Company or any of its subsidiaries is granted rights to acquire or use the Intellectual Property of a third party (other than shrink-wrap or click on-downloadable general purpose software) (the “Company IP Agreements”). Except as set forth in Section 3.13(g) of the Company Disclosure Schedule, the Company is not under any obligation to pay royalties or other payments in connection with any Company IP Agreement, nor restricted from assigning its rights respecting Intellectual Property nor will the Company otherwise be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any Company IP Agreement. Each Company IP Agreement is in full force and effect and has not been amended. Neither the Company nor any other party thereto, is in default or breach under any such Company IP Agreement. No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default by the Company under any of the Company IP Agreements and there is no breach or anticipated breach by any other party to any Company IP Agreement.

                    (h) The Company does not sell any products that intentionally contain any “viruses”, “time-bombs”, “key-locks”, or any other devices intentionally created that could disrupt or interfere with the operation of the products or the integrity of the data, information or signals they produce in a manner adverse to the Company, any of its subsidiaries or any licensee or recipient.

                    (i) Neither the Company nor any of its subsidiaries has embedded any open source, copyleft or community source code in any of its Products which are generally available or in development, including but not limited to any libraries or code licensed under the GNU General Public License, GNU Lesser General Public License or similar license arrangement.

                    SECTION 3.14 Insurance Matters. All policies providing insurance coverage as set forth in Section 3.14 of the Company Disclosure Schedule are in full force and effect, all premiums due and payable thereon have been paid and no written or oral notice of cancellation or termination has been received and is outstanding.

                    SECTION 3.15 Transactions with Affiliates. Except as set forth on Section 3.15 of the Company Disclosure Schedule, there are no outstanding amounts payable to or receivable from, loans, leases or other existing agreements between the Company, on the one hand, and any member, officer, manager, employee or Affiliate of the Company or any of the Shareholders, Shareholder affiliated companies, or any family member or affiliate of such member, officer, manager, employee, affiliate or otherwise related party on the other hand.

                    SECTION 3.16 Voting Requirements. The affirmative vote (in person or by duly authorized and valid proxy at a Company Shareholders’ meeting or by written consent) of the holders of not less than One Hundred Percent (100%) of the outstanding Company Common Stock in favor of the adoption of this Agreement is the only vote of the holders of any class or series of the Company’s Shares required by applicable law and the Company’s organizational instruments to duly effect such adoption.

                    SECTION 3.17 Brokers. No broker, investment banker, financial advisor, finder, consultant or other person other than Pagemill Partners, LLC is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, compensation or commission, however and whenever payable, in connection with the Purchase and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Parent shall be solely responsible for any fees charged by Pagemill Partners LLC.

                    SECTION 3.18 Real Property.

                    (a) The Company does not own any real property. Section 3.18(a) of the Company Disclosure Schedule sets forth a complete list of all real property leased, subleased, or otherwise occupied or used by the Company or any of its subsidiaries as lessee. With respect to each parcel of real property leased, subleased, or otherwise occupied or used by the Company as lessee: (i) the Company has a valid leasehold interest or other right of use and occupancy, free and clear of any Liens on such leasehold interest or other rights of use and occupancy, or any covenants, easements or title defects known to or created by the Company , except as do not materially affect the occupancy or uses of such property. The Company’s agreement with respect to real property leased, subleased, or otherwise occupied or used by the Company as lessee is in full force and effect and has not been amended. The Company nor, to the Knowledge of the Company, any other party thereto, is in material default or material breach under any such agreement. To the Knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default by the Company or the applicable subsidiary under any of such agreement and, to the Knowledge of the Company or the applicable subsidiary, there is no breach or anticipated breach by any other party to such agreements.

                    (b) As used in this Agreement, Company Permitted Liens shall mean: (i) Any Lien reflected in Section 3.18(b)(i) of the Company Disclosure Schedule, (ii) Liens for Taxes not yet due or delinquent or as to which there is a good faith dispute and for which there are adequate provisions on the books and records of the Company, (iii) with respect to real property, any Lien, encumbrance or other title defect which is not in a liquidated amount (whether material or immaterial) and which does not, individually or in the aggregate, interfere materially with the current use or materially detract from the value or marketability of such property (assuming its continued use in the manner in which it is currently used) and (iv) inchoate materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens arising in the ordinary course and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings.

                    SECTION 3.19 Tangible Personal Property. Except as would not materially impair the Company and its operations, the machinery, equipment, furniture, fixtures and other tangible personal property (the “Tangible Personal Property”) owned, leased or used by the Company or any of its subsidiaries is in the aggregate sufficient and adequate to carry on business in all material respects as presently conducted and is, in the aggregate and in all material respects, in operating condition and repair, normal wear and tear excepted. The Company is in possession of and has good title to, or valid leasehold interests in or valid rights under contract to use, the Tangible Personal Property material to the Company, taken as a whole, free and clear of all Liens, other than the Company Permitted Liens as set forth in Section 3.18(b) of the Company Disclosure Schedule.

                    SECTION 3.20 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

                    SECTION 3.21 Offers. The Company has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of any acquisition, merger, consolidation or sale of all or substantially all of the assets of Company and the Subsidiaries with parties other than Parent.

                    SECTION 3.22 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease by the Company, which are set forth in Section 3.22 of the Company Disclosure Schedule, in the ordinary course of business, and (ii) manufacturers’ warranties. Section 3.22 of the Company Disclosure Schedules sets forth the aggregate expenses incurred by the Company and the Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Company Financial Statements and the Company does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

                    SECTION 3.23 Investment Company. Neither the Company nor any of its subsidiaries is an investment company required to be registered as an investment company pursuant to the Investment Company Act.

                    SECTION 3.24 Board Approval. Pursuant to meetings duly noticed and convened in accordance with all applicable laws and at each of which a quorum was present, or by written consent as permitted by applicable law and governing documents, the Board of Directors of the Company, after full and deliberate consideration, unanimously (other than for directors who abstain) has (i) duly approved this Agreement and resolved that the transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s Shareholders, (ii) resolved to unanimously recommend that the Company’s Shareholders approve the transactions contemplated hereby and (iii) directed that the Merger be submitted for consideration by the holders of the Company Common Stock.

                    SECTION 3.25 Books and Records. Except as to certain accruals and expenses as set forth in Section 3.5(a) of the Company Disclosure Schedule, each of the Company and its subsidiaries maintains and has in all material respects, maintained accurate books and records reflecting its assets and liabilities and accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

                    SECTION 3.26 Status of Shares Being Transferred. Subject to Section 3.23 of the Company Disclosure Schedule, Shareholders own all of the issued and outstanding shares of capital stock of the Company. Shareholders have full power to convey good and marketable title to their Shares, free of any liens, charges, or encumbrances of any nature.

                    SECTION 3.27 Investment in Parent Common Stock.

                    (a) Each Shareholder is an “accredited investor” as defined in Rule 501(a)(5) or (6) under the Securities Act of 1933, as amended (the “Securities Act”).

                    (b) Shareholders are acquiring the shares of common stock of Parent to be issued hereunder for investment for their own account, and not for the account of another Person and not with a view to, or for sale in connection with, any distribution, assignment, or resale of any part thereof in violation of the Securities Act of 1933 (the “Securities Act”), nor with any present intention of any such distribution, assignment, or resale. Notwithstanding the foregoing, Parent hereby acknowledges Shareholders’ intention to assign certain shares of the Parent Common Stock to employees of the

Company to be designated by Shareholders subject to such assignees making to Parent the representations contained in this Section 3.27. Shareholders understand that the shares of Parent Common Stock to be issued to them hereunder have not been and will not be, registered in the United States under the Securities Act or applicable state securities laws, and may not be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws or unless disposed of in a transaction exempt from such laws, such as in compliance with Rule 144 promulgated by the SEC, and that certificates representing the shares of Parent Common Stock shall bear legends to this effect. Shareholders understand that Parent’s issuance of shares of Parent Common Stock contemplated by this Agreement is intended to be exempt from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Shareholders’ representations as expressed herein. No Shareholder is a party to nor bound by any agreement regarding the ownership or disposition of the shares of Parent Common Stock other than this Agreement.

                    (c) Shareholders have made independent investigation of Parent and related matters as (i) they deem to be necessary or advisable in connection with the their investment in and acceptance of the shares of Parent Common Stock to be issued to them hereunder and (ii) they believe to be necessary in order to reach an informed decision as to the advisability of making an investment in and accepting the shares of Parent Common Stock to be issued to them hereunder. Without limiting the foregoing, Shareholders have reviewed the Parent SEC Documents (as hereinafter defined) and the Parent’s other publicly-available SEC filings. In evaluating their investment in and acceptance of the shares of Parent Common Stock to be issued to them hereunder, Shareholders have not relied upon any representation or other information (oral or written) other than as set forth in this Agreement or in such Parent SEC Documents and other SEC filings.

                    (d) Shareholders have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of their investment in the Parent Common Stock as contemplated by this Agreement, and are able to bear the economic risk of such investment for an indefinite period of time. Shareholders are not relying on Parent for advice with respect to economic considerations involved in their acquisition and acceptance of the shares of Parent Common Stock.

                    SECTION 3.28 Disclosure. On the date of this Agreement, the Company, Shareholders and all officers of the Company have, and at the Closing Date will have, disclosed all events, conditions, and facts materially affecting the business of the Company. Shareholders and all officers of the Company have not now and will not have, at the Closing Date, withheld knowledge of any such events, conditions, and facts which they know, or have reasonable ground to know, may materially affect the business of the Company. None of the representations and warranties made by the Company or Shareholders in this Agreement and contained in any certificate or other instrument furnished or to be furnished to Parent pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement not misleading.

                    SECTION 3.29 No Shareholder Competing Business. As of the Closing Date, no Shareholder directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engages, participates, assists or is invested in any Competing Business (as defined in Section 6.6 below).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

          Except as set forth on the Disclosure Schedule delivered by Parent to the Company prior to execution of this Agreement which hereby is incorporated by reference in and constitutes an integral part of this Agreement (the “Parent Disclosure Schedule”), Parent hereby represents and warrants to the Shareholders as follows:

                    SECTION 4.1 Organization, Standing and Corporate Power.

                    (a) Each of Parent and its Subsidiaries, including the Surviving Corporation, is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and requisite authority to carry on its business as presently being conducted. Each of Parent and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Parent.

                    (b) Parent has delivered or made available to the Company prior to the execution of this Agreement complete and correct copies of the certificate of incorporation and by-laws or other organizational documents of Parent and its Subsidiaries, including Surviving Corporation, each as in effect at the date of this Agreement.

                    SECTION 4.2 Capital Structure.

                    (a) The authorized capital stock of Parent consists of 200,000,000 shares of common stock, $.001 par value (the “Parent Common Stock”), and 5,000,000 shares of Series A Preferred Stock, par value $.001 per share, of Parent (“Parent Preferred Stock”). As of the date hereof: (i) 13,087,142 shares of Parent Common Stock were issued and outstanding and 1,000,000 shares of Parent Common Stock will be issued concurrently with the Closing as partial consideration for the Chopra Stock (as defined in Section 7.2(s) below; (ii) no shares of Parent Common Stock were held by Parent in its treasury;

(iii) no shares of Parent Common Stock were held by subsidiaries of Parent; (iv) approximately 3,367,486 shares of Parent Common Stock were reserved for issuance pursuant to stock-based plans (such plans, collectively, the “Parent Stock Plans”), all of which are subject to outstanding employee stock options or other rights to purchase or receive Parent Common Stock granted under the Parent Stock Plans (collectively, “Parent Employee Stock Options”); (v) 964,286 shares of Parent Common Stock are reserved for issuance pursuant to convertible notes and an additional 770,000 shares of Parent Common Stock will be reserved concurrently with the Closing pursuant to a Convertible Note issued as partial consideration for the Chopra Stock, (vi) 7,703,118 shares of Parent Common Stock were reserved for issuance pursuant to outstanding warrants. As of the date hereof, (w) 2,466,971 shares of Parent Preferred Stock were issued and outstanding; (x) no shares of Parent Preferred Stock were held by Parent in its treasury; (y) no shares of Parent Preferred Stock were held by subsidiaries of Parent; and (z) 16,551 shares of Parent Preferred Stock were reserved for issuance pursuant to outstanding warrants.

                    (b) All outstanding shares of capital stock of Parent have been, and all shares thereof which may be issued pursuant to this Agreement or otherwise (including upon the conversion of the Parent Series A Preferred Stock) will be, when issued, duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights created by statute, the Parent’s articles of incorporation or any agreement to which Parent is a party or by which Parent may be bound. Except as set forth in this Section and except for changes since the date of this Agreement resulting from the exercise of Parent’s employee stock options outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of Parent, (ii) no securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent, and (iii) no options or other rights to acquire from Parent, other than Employee Stock Options, and no obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock of Parent.

                    (c) Parent has a sufficient number of duly authorized but unissued shares of Parent Common Stock to issue the maximum number of such shares contemplated by Article II of this Agreement as the Merger Consideration. The shares of Parent common stock to be issued and delivered hereunder will be duly and validly issued, fully paid and non-assessable, free and clear of all Encumbrances.

                    SECTION 4.3 Authority; Noncontravention. Parent has the corporate power and authority to execute, deliver and perform this Agreement and the other agreements to be executed and delivered by Parent in connection herewith and to consummate the transactions contemplated hereby and thereby. All corporate acts and proceedings required to be taken by or on the part of Parent to authorize Parent to execute, deliver and perform this Agreement and the other agreements to be executed and delivered by Parent in connection herewith and to consummate the transactions contemplated hereby and thereby have been duly and validly taken. This Agreement constitutes a valid and binding agreement, and the other agreements to be executed and delivered by Parent in connection herewith when so executed and delivered will constitute valid and binding agreements, of Parent.

                    SECTION 4.4 Parent Documents.

                    (a) Except as set forth in Section 4.4 of the Parent Disclosure Schedule, as of their respective filing dates, (i) all reports filed by Parent and which must be filed by Parent in the future with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act (the “Parent SEC Documents”) complied and, with respect to future filings, will comply in all material respects with the requirements of the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and (ii) no Parent SEC Documents, as of their respective dates contained any untrue statement of a material fact or omitted, and no Parent SEC Document filed subsequent to the date hereof will omit as of their respective dates, to state a material fact required to be stated therein or necessary to make the statements therein (in the case of registration statements of the Parent under the Securities Act, in light of the circumstances under which they were made) not misleading.

                    (b) The financial statements of Parent included in the Parent SEC Documents (including the related notes) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Quarterly Report Form 10-Q of the SEC) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of Parent and its subsidiaries at the dates thereof and the consolidated results of operations and cash flows of Parent and its subsidiaries for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not material in amount or effect). Except for liabilities (i) reflected in Parent’s unaudited balance sheet as of December 31, 2006 or described in any notes thereto (or for which neither accrual nor footnote disclosure is required pursuant to GAAP), or (ii) incurred in the ordinary course of business since December 31, 2006 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither Parent nor any of its subsidiaries has any material liabilities or obligations of any nature.

                    SECTION 4.5 Voting Requirements. No consent or approval of the holders of the outstanding shares of Parent Common Stock or any other class of Parent capital stock is required to approve the Purchase and the transactions contemplated by this Agreement under applicable law or the Parent’s organizational instruments.

                    SECTION 4.6 Brokers. Except for Pagemill Partners, LLC, no broker, investment banker, financial advisor, finder, consultant or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, compensation or commission, however and whenever payable, in connection with the Purchase and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent. Parent shall be solely responsible for any fees charged by Pagemill Partners LLC.

                    SECTION 4.7 Board and Other Approvals. Pursuant to meetings duly noticed and convened in accordance with all applicable laws and at each of which a quorum was present, or by written consent as permitted by applicable law and governing documents, the Board of Directors of Parent, after full and deliberate consideration, unanimously (other than for directors who abstain) has duly adopted this Agreement and resolved that the Purchase and the transactions contemplated hereby are fair to, advisable and in the best interests of Parent’s Shareholders. The Board of Directors of Parent unanimously has duly approved this Agreement and has determined that the Purchase is advisable. Parent has obtained all other approvals or consents required in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

                    SECTION 4.8 Books and Records. Each of Parent and its subsidiaries maintains and has maintained accurate books and records reflecting its assets and liabilities and accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

                    SECTION 4.9 Sarbanes Oxley Act Compliance. Parent is in compliance with all presently effective and applicable provisions of the Sarbanes Oxley Act of 2002 (the “Sarbanes Oxley Act”) and is actively taking steps to ensure that it will be in compliance with other provisions of the Sarbanes Oxley Act upon the effectiveness or applicability to Parent of such provisions. Parent is currently in compliance and will use its reasonable efforts to continue to comply in all material respects with all public reporting requirements necessary to permit sales of its restricted shares by Shareholders pursuant to Rule 144.

                    SECTION 4.10 Additional Representations.

                    Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time):

                              (i) Breach (a) any provision of any of the governing documents of Parent or (b) any resolution adopted by the Board of Directors or the Shareholders;

                              (ii) Breach or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated herein, or to exercise any remedy or obtain any relief under any rule, ordinance, contract, order, decree, or agreement under any legally binding arrangement to which Parent is subject;

                              (iii) Contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit or governmental authorization that is held by Parent or that otherwise relates to the business of Parent;

                              (iv) Cause Shareholders or Company to become subject to, or to become liable for the payment of, any penalty or fine resulting from the contemplated transaction subsequent to the Closing Date; or

                              (v) result in a violation or Breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its properties or assets may be bound.

                    SECTION 4.11 Litigation. Except as set forth in the Parent SEC Documents or Section 4.11 of the Parent Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or to the knowledge of Parent threatened against Parent or its Affiliates that is reasonably likely to have a material adverse effect on Parent or would prevent Parent from consummating the transactions contemplated herein. Parent is not subject to any outstanding order, writ, injunction or decree which in so far as can be reasonably foreseen, individually or in the aggregate, which now or in the future would have a material adverse effect or result in adverse consequences, or would prevent Parent from consummating the transactions contemplated herein.

                    SECTION 4.12 Compliance. Parent holds all Permits, and is in material compliance with the terms of the Permits. Parent is not in violation of any legal or governmental requirement, except where such a failure to comply would not have a material affect on Parent.

                    SECTION 4.13 Contracts with Third Parties. Parent and its Affiliates have no contract, agreement, or understanding with a third party concerning the potential sale of the assets, stock or business acquired under the terms of this Agreement, or any portion thereof, following the closing.

                    SECTION 4.14 Disclosure. No representation or warranty made by Parent in this Agreement, the Parent Disclosure Schedules or any certificate delivered or deliverable pursuant to the terms hereof, contains or will contain, any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

                    SECTION 5.1 Conduct of Business by the Company. Except as required by applicable law or regulation and except as otherwise contemplated by this

Agreement, until the earlier of the termination of this Agreement or the Closing Date, the Company shall, and shall cause each of its subsidiaries to, conduct its and their respective businesses in the ordinary course and consistent with past practices. Except as set forth in Section 5.1 of the Company Disclosure Schedule, as required by applicable law or regulation and except as otherwise contemplated by this Agreement or except as previously consented to by Parent, in writing, after the date hereof and until the earlier of the termination of this Agreement or the Closing Date, the Company shall not:

                    (a) amend or otherwise change its Certificate of Incorporation or by-laws;

                    (b) issue, sell, pledge, dispose of, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of any class, or options, warrants, convertible securities or other rights of any kind to acquire shares, or any other ownership interest, thereof, or (ii) any of its assets, tangible or intangible, other than in the ordinary course of business;

                    (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, property or otherwise, with respect to its shares;

                    (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its shares;

                    (e) (i) acquire (including, without limitation, for cash or shares of stock, by Purchase, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof, or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or, except in the ordinary course of business, consistent with past practice, purchase any property or assets of any other person, (ii) except in the ordinary course of business, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, or (iii) enter into any Company Material Contract except in the ordinary course of business;

                    (f) make any capital expenditure in excess of $100,000 or enter into any contract or commitment therefore;

                    (g) except in the ordinary course of business, sell or transfer any of its inventory or other tangible assets;

                    (h) amend, terminate or extend any Company Material Contract;

                    (i) delay or accelerate payment of any account payable or other liability of the Company beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice; or

                    (j) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty contained in Article III untrue or incorrect.

                    SECTION 5.2 Advice of Changes. Shareholders and the Company shall promptly advise the Parent, and Parent shall advise the Shareholders and the Company, orally and in writing to the extent it has knowledge of (i) any representation or warranty made by them contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by any of them to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them under this Agreement; (iii) any suspension, termination, limitation, modification, change or other alteration of any material agreement, arrangement, business or other relationship, in any material respect, with any of the Company’s customers, suppliers or sales or design personnel; or (iv) any change or event having, or which, insofar as reasonably can be foreseen, could have a material adverse effect on the Company or Parent or on the accuracy and completeness of the Company’s or Parent’s representations and warranties or the ability of the Shareholders or the Company or Parent to satisfy the conditions set forth in Article VII; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; and provided further that a failure to comply with this Section 5.2 shall not constitute a failure to be satisfied of any condition set forth in Article VII unless the underlying untruth, inaccuracy, failure to comply or satisfy, or change or event would independently result in a failure of a condition set forth in Article VII to be satisfied.

                    SECTION 5.3 No Solicitation by the Company.

                    (a) The Company will promptly notify Parent after receipt of any offer or indication that any person is considering making an offer with respect to a Company Acquisition Proposal or any request for nonpublic information relating to the Company or for access to the properties, books or records of the Company by any person that may be considering making, or has made, an offer with respect to a Company Acquisition Proposal and will keep Parent fully informed of the status and details of any such offer, indication or request. “Company Acquisition Proposal” means any proposal for a Purchase or other business combination involving the Company or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company, other than the transactions contemplated by this Agreement.

                    (b) From the date hereof until the termination hereof pursuant to Section 9.1, the Company and the officers of the Company will not and the Company will use commercially reasonable efforts to cause its officers, employees and agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any offer or indication of interest from any person or entity with respect to any Company Acquisition Proposal, (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or (iii) afford access to the properties, books or records of the Company to, any person or entity that may be considering making, or has made, an offer with respect to a Company Acquisition Proposal.

                    SECTION 5.4 Conduct of Business by Parent. Except as required by applicable law or regulation and except as otherwise contemplated by this Agreement, until the earlier of the termination of this Agreement or the Closing Date, Parent shall conduct its business in the ordinary course and consistent with past practices. Except as required by applicable law or regulation and except as otherwise contemplated by this Agreement or except as previously consented to by the Shareholder Representative in writing, after the date hereof and until the earlier of the termination of this Agreement or the Closing Date, Parent shall not

                    (a) amend or otherwise change its Certificate of Incorporation or by-laws;

                    (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, property or otherwise, with respect to its shares;

                    (c) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty contained in Article III untrue or incorrect.

                    SECTION 5.5 Transition. To the extent permitted by applicable law, Parent and the Company shall, and shall cause their respective subsidiaries, affiliates, officers and employees to, use their commercially reasonable efforts to facilitate the integration of the Company and its subsidiaries with the businesses of Parent and its subsidiaries to be effective as of the Closing Date.

ARTICLE VI

ADDITIONAL AGREEMENTS

                    SECTION 6.1 Access to Information; Confidentiality.

                    (a) The Company and Shareholders shall, and shall cause the Company’s subsidiaries to, afford to Parent and to the officers, current employees, accountants, counsel, financial advisors, agents, lenders and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Date to all the Company’s properties, books, contracts, commitments, personnel and records and, during such period, shall furnish promptly to Parent (i) a copy of each material report, schedule, registration statement and other document filed by it with any Governmental Entity, and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that prior to the Closing, the Company and Shareholders shall not be required to divulge any information precluded from being divulged under the Confidentiality Agreement between the parties dated as of March 27, 2007, (the “Confidentiality Agreement”). Notwithstanding any provision to the contrary contained herein, in no event shall Shareholders be required to disclose personal or personal financial information unless required by applicable law or regulation.

                    (b) The parties will hold, and will use their best efforts to cause their officers, directors, employees, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other party and its subsidiaries furnished to it in connection with the transactions contemplated hereby, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by the receiving party, (ii) in the public domain through no fault of the receiving party, or (iii) later lawfully acquired by the receiving party from other sources; provided that each party may disclose such information to its officers, directors, employees, consultants, advisors and agents in connection with the Purchase so long as such persons are informed of the confidential nature of such information and are directed to treat such information confidentially. Each parties’ obligation to hold such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information. Notwithstanding any other provision of this Agreement, if this Agreement is terminated, such confidentiality shall be maintained and all confidential materials shall be destroyed or delivered to their owner, upon request. Notwithstanding any provisions of this Agreement to the contrary, this Agreement shall not be deemed to supersede, cancel or otherwise alter the Confidentiality Agreement until the Closing, at which time such Confidentiality Agreement shall be deemed superseded by the provisions herein.

                    SECTION 6.2 Commercially Reasonable Efforts. Except where otherwise provided in this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the

Purchase as soon as practicable after the satisfaction of the conditions set forth in Article VII hereof, provided that the foregoing shall not require the Company, any Shareholder or Parent to take any action or agree to any condition that might, in the reasonable judgment of the Company or Parent, as the case may be, have a material adverse effect on the Company or Parent, respectively; and further provided, that any action and the cost thereof shall be borne by the party hereto on which the burden of compliance is placed in order to permit consummation of the transaction. By way of example and not limitation, if a Governmental Entity must grant a Requisite Regulatory Approval to a party hereto to permit said party to consummate this transaction, then said party must bear the cost and expense including but not limited to attorneys’ fees, to attempt to obtain such Requisite Regulatory Approval, and the other party shall not have to participate in, contribute or otherwise pay any costs in obtaining such Requisite Regulatory Approval.

                    SECTION 6.3 Fees and Expenses. Except as stated to the contrary herein, all costs, fees and expenses incurred in connection with the Purchase, this Agreement (including all instruments and agreements prepared and delivered in connection herewith), and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses.

                    SECTION 6.4 Public Announcements. Parent, Shareholders and the Company shall consult with each other before issuing, and shall provide each other the opportunity to review, comment upon and concur with, and shall use reasonable efforts to agree on, any press release or other public statements or announcements (including pursuant to Rule 165 under the Securities Act and Rule 14a-12 under the Exchange Act) and any broadly distributed internal communications with respect to the Purchase, this Agreement and the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement or announcement prior to such consultation, except as either party may determine is required by applicable law or court process (provided prior notice is given to the other party with a copy of any such disclosure). The parties agree that the initial press releases (or joint press release if the parties so determine) to be issued with respect to the Merger, this Agreement and the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

                    SECTION 6.5 Regulation D. Each party hereto shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued hereunder in connection with the Purchase to be issued in accordance with Regulation D promulgated under the Securities Act. Each party hereto shall cooperate with the other parties hereto with respect to all filings required pursuant to Regulation D promulgated under the Securities Act and shall not knowingly take any action or fail to act to the extent such action or failure to act would jeopardize the issuance of the shares of Parent Common Stock hereunder in accordance with such Regulation D. Notwithstanding the foregoing, Shareholders shall not have to expend funds or pay legal fees to undertake the actions indicated in this Section 6.5.

                    SECTION 6.6 Shareholders Covenant Not to Compete. Without the prior written consent of the Parent’s Chief Executive Officer, for a period of five (5) years after the Closing Date, Shareholders, and each of them, (i) will not, directly or indirectly, whether as owner, partner, shareholders, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Surviving Corporation or Parent; and (iii) will refrain from soliciting a customer or supplier of the Company, Parent or any Parent Affiliate to terminate or otherwise modify adversely its business relationship with the Surviving Corporation, Parent or Parent Affiliate. Shareholders understand that the restrictions set forth in this Section 6.6 are intended to protect the Parent’s and Company’s interests in their respective Confidential Information and established employee, customer and supplier relationships and goodwill, and agree that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean any business that provides the same or similar types of services or products as those currently provided by the Company in any geographic area now served or targeted by the Company. Notwithstanding the foregoing, a Shareholder may own up to three percent (3%) of the outstanding stock of a publicly held corporation that is engaged in a Competing Business.

                    SECTION 6.7 Parent Audit of Company. Within seventy-five (75) days after the Closing Date, Parent shall cause to have been completed an audit of the Company’s Financial Statements for the twelve (12) month periods ended December 31, 2005 and December 31, 2006 for purposes of Net Working Capital Adjustments and the verification of the financial information used as a basis for valuation. Such audit shall be conducted by an independent certified public accounting firm, and Shareholders’ Representative or another Shareholder designated by Shareholders agrees to sign the standard management representation letter in connection with such audit on behalf of Company. The cost of such audit shall be paid by Parent.

                    SECTION 6.8 Shareholder Consent. The Company shall promptly, after the date of this Agreement and in accordance with applicable law, the Company’s Certificate of Incorporation and By-Laws, convene a meeting of the Shareholders or solicit written consents to obtain their approval and adoption of this Agreement. The Company shall ensure that the Shareholders’ meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Shareholders’ meeting are solicited or, in the alternative that written consents are solicited from the Shareholders, in compliance with applicable law, the Company’s Certificate of Incorporation and By-Laws, and all other applicable legal requirements. The Company agrees to use its best efforts to take all action necessary or advisable to secure the necessary votes required by applicable law, the Company’s Certificate of Incorporation and By-Laws, and this Agreement to effect the Merger.

ARTICLE VII

CONDITIONS PRECEDENT

                    SECTION 7.1 Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligation of each party to consummate the Merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver by each of Parent and the Company and the Shareholder Representative on or prior to the Closing Date of the following conditions:

                    (a) Shareholders and Board Approvals. The Company, Merger Sub and Parent shall each have obtained the consent of its Board of Directors and Shareholders to the Merger, this Agreement and the transactions contemplated hereby as in each case required.

                    (b) Governmental and Regulatory Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Entity required by the Company, Parent or any of their subsidiaries under applicable law or regulation to consummate the Purchase and the transactions contemplated by this Agreement, the failure of which to be obtained or made would result in a material adverse effect on Parent’s ability to conduct the business of the Company in substantially the same manner as presently conducted, shall have been obtained or made (all such approvals and the expiration of all such waiting periods, the “Requisite Regulatory Approvals”), provided that, the party which is required to procure such Requisite Regulatory Approvals shall bear the cost of such procurement.

                    (c) No Injunctions or Restraints. No judgment, order, restraining order and/or injunction (temporary or otherwise), decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing or materially delaying the consummation of the Purchase; provided, however, that each of the parties shall have used its commercially reasonable efforts to have such Restraint lifted, vacated or rescinded, and; provided, further, that such efforts shall be all at the sole cost and expense of the party hereto which is the subject of the Restraint.

                    SECTION 7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is further subject to satisfaction or waiver as part of Closing or on or prior to the Closing Date of the following additional conditions:

                    (a) Representations and Warranties of the Company. The representations and warranties of the Company set forth herein and in the Company

Disclosure Schedule shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date). Parent shall have received a certificate of the Company’s Chief Executive Officer to the foregoing effect.

                    (b) Performance of Obligations of the Company. The Company and the Shareholders shall have performed in all material respects all obligations required to be performed by them at or prior to the Closing Date under this Agreement. Parent shall have received a certificate of the Company’s Chief Executive Officer and Treasurer to the foregoing effect.

                    (c) Regulatory Condition. No condition or requirement shall have been imposed by one or more Governmental Entities in connection with any required approval by them of the Purchase that requires the Company or any of its subsidiaries to be operated in a manner that would have a material adverse effect on the Company.

                    (d) Vote in Favor of the Merger. Stockholders holding not less than One Hundred Percent (100%) of the Company Common Stock outstanding immediately prior to the Effective Time must have voted such stock in favor of the approval and adoption of this Agreement and the other transactions contemplated by this Agreement.

                    (e) No Company Material Adverse Effect. There shall not be or exist any change, effect, event, circumstance, occurrence or state of facts that has had, has or which reasonably could be expected to have, a material adverse effect on the Company.

                    (f) Escrow Agreement. Parent and Shareholders’ Representative shall have entered into the Escrow Agreement, and the Escrow Agreement shall be in full force and effect and shall not have been anticipatorily breached or repudiated.

                    (g) Employment Agreement. David Condensa, Bert Condensa, Kevin Hawkins, David Auerweck, Terri Marine and Surviving Corporation shall have executed the Employment Agreements in substantially the forms attached hereto as Exhibit C.

                    (h) Registration Rights Agreement. Parent and all Shareholders shall have entered into a Registration Rights Agreement in the form attached hereto as Exhibit D (the “Registration Rights Agreement”).

                    (i) Lock-Up and Voting Agreement. Parent and all Shareholders shall have entered into a Lock-Up and Voting Agreement in the form attached hereto as Exhibit E (the “Lock-Up and Voting Agreement”) and Shareholders shall have each executed and delivered to Parent the Irrevocable Proxies described therein.

                    (j) SunMicrosystems. Parent and the Company shall have had a meeting with SunMicrosystems, which meeting shall take place prior to the Closing, and Parent shall have received reasonable assurances of a continuing positive relationship between SunMicrosystems and the Company.

                    (k) Certificate of Good Standing. Parent shall have received prior to or at the Closing a certificate of good standing regarding the Company from the Secretary of State of the State of California dated not more than fifteen (15) days prior to Closing.

                    (l) Legal Opinion. Parent shall have received an opinion of the law firm MBV Law, LLP, counsel to the Company and Shareholders, in substantially the form attached hereto as Exhibit F.

                    (m) Chopra Litigation. Dismissals with prejudice shall have been entered in Case No. CIV 462802, Superior Court of California, County of San Mateo (Chopra v. Helio Solutions, Inc., et. al.) and Case No. 1-06-CV-062181, Superior Court of California, County of Santa Clara (Chopra v. Helio Solutions, Inc., et. al.) and a Mutual Release and Settlement Agreement in the form attached hereto as Exhibit H shall have been entered into by all of the parties to each of the foregoing cases and any and all contingencies or conditions of such Mutual Release and Settlement Agreement shall have been satisfied.

                    (n) Joinder Agreement. Each Shareholder shall have entered into a Joinder Agreement in the form attached hereto as Exhibit I and thereby (i) become a party to this Agreement, (ii) individually acknowledged the representations and warranties made by the Company, and (iii) individually acknowledged and assumed the Shareholder indemnification obligations of Article VIII hereof.

                    (o) Third Party Consents. The Company shall have procured all of the third party consents specified in Section 3.4(e) of the Company Disclosure Schedule.

                    (p) Company 2006 Adjusted EBITDA. Adjusted EBITDA of the Company for the year ended December 31, 2006, shall be not less than Two Million Five Hundred Thousand Dollars ($2,500,000.00).

                    (q) Company Working Capital. Notwithstanding any provisions herein regarding adjustments for Net Working Capital of Company, Company Net Working Capital as of the Closing Date shall be not less than One Million Five Hundred Thousand Dollars ($1,500,000.00).

(r) Resignation of Officers and Directors. There shall have been delivered to Parent the written resignations of the officers and directors of the Company.

                    (s) Acquisition of Chopra Shares. Concurrently with or immediately prior to the Closing, Parent shall have acquired all of the outstanding stock of Company issued to Paul Chopra (the “Chopra Stock”), and Shareholders shall have each waived, in writing, their rights to acquire the Chopra Stock pursuant to that certain Entity Buy-Sell Agreement dated as of May 3, 2001, by and among certain of the Shareholders, the Company and Paul Chopra.

                     SECTION 7.3 Conditions to Obligations of Company and Shareholders. The obligation of the Company, the Shareholder Representative and Shareholders to consummate the Merger is further subject to satisfaction or waiver on or prior to the Closing Date of the following additional conditions:

                    (a) Representations and Warranties. The representations and warranties of Parent set forth herein and in the Parent Disclosure Schedule shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date). The Company shall have received a certificate of Parent’s Chief Executive Officer and Chief Financial Officer to the foregoing effect.

                    (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing Date under this Agreement. The Company shall have received a certificate of Parent’s Chief Executive Officer and Chief Financial Officer to the foregoing effect.

                    (c) Regulatory Condition. No condition or requirement shall have been imposed by one or more Governmental Entities in connection with any required approval by them of the Purchase that requires Parent or any of its subsidiaries to be operated in a manner that would have a material adverse effect on Parent.

                    (d) No Parent Material Adverse Effect. There shall not be or exist any change, effect, event, circumstance, occurrence or state of facts that has had, has or which reasonably could be expected to have, a material adverse effect on Parent.

                    (e) Escrow Agreement. Parent and Shareholders’ Representative shall have entered into the Escrow Agreement, and the Escrow Agreement shall be in full force and effect and shall not have been anticipatorily breached or repudiated.

                    (f) Employment Agreement. David Condensa, Bert Condensa, Kevin Hawkins, David Auerweck, Terri Marine and Surviving Corporation shall have executed Employment Agreements in substantially the forms attached hereto as Exhibit C.

                    (g) Legal Opinion. Shareholders shall have received an opinion of counsel to the Parent, Law Offices of Karl Reed Guest, in substantially the form attached hereto as Exhibit H.

                    (h) Registration Rights Agreement. Parent and the Shareholders shall have entered into the Registration Rights Agreement in the form attached hereto as Exhibit D.

                    (i) Certificate of Good Standing. Shareholders shall have received prior to or at the Closing a certificate of good standing regarding the Parent from the Secretary of State of the State of Nevada dated not more than fifteen (15) days prior to Closing.

                    (j) Vote in Favor of the Merger. Stockholders holding not less than One Hundred Percent (100%) of the Company Common Stock outstanding immediately prior to the Effective Time must have voted such stock in favor of the approval and adoption of this Agreement and the other transactions contemplated by this Agreement.

                    (k) Chopra Litigation. Dismissals with prejudice shall have been entered in Case No. CIV 462802, Superior Court of California, County of San Mateo (Chopra v. Helio Solutions, Inc., et. al.) and Case No. 1-06-CV-062181, Superior Court of California, County of Santa Clara (Chopra v. Helio Solutions, Inc., et. al.) and a Mutual Release and Settlement Agreement in the form attached hereto as Exhibit G shall have been entered into by all of the parties to each of the foregoing cases and any and all contingencies or conditions of such Mutual Release and Settlement Agreement shall have been satisfied.

                    (l) Joinder Agreement. Each Shareholder shall have entered into a Joinder Agreement in the form attached hereto as Exhibit I and thereby (i) become a party to this Agreement, (ii) individually acknowledged the representations and warranties made by the Company, and (iii) individually acknowledged and assumed the Shareholder indemnification obligations of Article VIII hereof.

                    SECTION 7.4 Frustration of Closing Conditions. Neither Parent nor the Company nor the Shareholders may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its own commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.2.

ARTICLE VIII

INDEMNIFICATION; ARBITRATION

          SECTION 8.1. Survival of Representations and Warranties. The representations and warranties of the Company, Shareholders and Parent contained in this Agreement and any other document or certificate relating hereto (collectively, the “Acquisition Documents”) shall survive the Effective Time for a period of eighteen (18) months; provided, however, claims related to fraud, willful misconduct or gross negligence shall survive for a period of twenty-four (24) months. Neither the period of survival nor the liability of the parties with respect to their respective representations and warranties shall be affected by any investigation made at any time (whether before or after the Effective Time) by or on behalf of another party or by any actual, implied or constructive knowledge or notice of any facts or circumstances that the other parties may have as a result of such investigation or otherwise. The parties hereto agree that reliance shall not be an element of any claim for misrepresentation or indemnification under this Agreement. The waiver by a party of any condition based on the accuracy of any such representation or warranty, or based on the performance of, or the compliance with, any covenant or obligation, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants or obligations. If written notice of claim has been given prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

          SECTION 8.2 Indemnification by Shareholders. (a) By virtue of their adoption of this Agreement and their approval of the transactions contemplated hereby, the Shareholders agree that after the Effective Time, Parent and is affiliates (including, after the Effective Time, the Surviving Corporation), officers, directors, employees, agents, successors and assigns (collectively, the “Parent Indemnified Parties”) shall be indemnified and held harmless by the Shareholders, jointly and severally, for any and all liabilities, losses, damages of any kind, diminution in value, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, attorneys’ fees, consultants’ and experts’ fees and expenses and other costs of defending, investigations or settling claims) suffered, incurred, accrued (in accordance with GAAP) or paid by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (collectively, “Parent Losses”), (but with adjustment for any insurance recovery or tax deduction relating thereto), to the extent arising out of or resulting therefrom:

                    (i) any inaccuracy or breach of any representation or warranty (without giving effect to any qualification as to materiality or knowledge (or similar qualifications) contained therein) made by the Company or any Shareholder in the Acquisition Documents;

                    (ii) the material breach of any covenant or other agreement made by the Company or any Shareholder in the Acquisition Documents;

                    (iii) Parent Losses arising from breach of contract or other claims made by any party alleging to have had a contractual or other right to acquire the Company’s capital or assets, specifically including, but not limited to, pursuant to that Entity Buy-Sell Agreement entered into by and among the Company and certain of the Shareholders and dated as of May 3, 2001;

                    (iv) in the event that any Shareholder properly exercises appraisal rights under applicable law, the amount, if any, by which the fair market value (determined in accordance with applicable law) of the Dissenting Shares exceeds the amount such Shareholder was otherwise entitled to receive pursuant to Section 2.1 of this Agreement (including the Earn Out Payments);

                    (v) any cost, loss or other expense (including the value of any Tax deduction after such loss) as a result of the application of Section 280G of the Code to any of the transactions contemplated by this Agreement or any previous transactions which result in such liability after the Closing, plus any necessary gross up amount; or

                    (vi) any Shareholder expenses payable by the Surviving Corporation following the Closing which are incurred prior to the Closing and are not set forth in Section 3.15 of the Company Disclosure Schedule;

                    (vii) provided, however, that (A) no Parent Indemnified Party shall be entitled to receive indemnification payments with respect to any Parent Loss unless and until the aggregate deductible amount of the Parent Losses exceeds $100,000.00, and then only to the extent of the Parent Losses in excess of such aggregate amount; (B) this Section 8.2 shall provide the sole and exclusive remedy of Parent or a Parent Indemnified Party with respect to any breach or failure of any representation or warranty or covenant under this Agreement or any of the Acquisition Documents; and (C) the aggregate liability of the Shareholders under this Section 8.2 shall not exceed Three Million Dollars ($3,000,000.00) except for claims related to willful misconduct (other than fraud) or gross negligence, in which case the aggregate liability of the Shareholders under this Section 8.2 shall not exceed the aggregate Merger Consideration actually paid to Shareholders (inclusive of any Escrow Fund), and the liability of each Shareholder under this Section 8.2 shall be limited to his or her pro rata share of Parent Losses and shall not exceed his or her pro rata share of such liability cap; provided, further, however, that the $100,000.00 threshold set forth above shall not apply and the aggregate Merger Consideration liability cap shall apply to the following Excepted Parent Losses (t) Parent Losses covered by Section 8.2(a)(iii) above, (u) tax obligations of the Company or Shareholders pertaining to periods prior to the Closing, (v) breach of the Company’s contracts with Sun Microsystems, (w) any claim brought by or based upon claims of any Company stockholder or related party accruing prior to the Closing, (x) damages and or costs incurred as a result of or in the defense of the legal actions set forth in Section 3.8 of the Company Disclosure Schedule, (y) claims related to the ownership or loans for the purchase of or secured by that building located at 3000 Lakeside Drive, Santa Clara, CA or (z) a breach by a Shareholder of his or her obligations under Section 6.6. With respect to such Excepted Parent Losses, the liability of each Shareholder under this Section 8.2 shall be limited to such Shareholder’s pro rata share of such Excepted Parent Losses and shall not exceed the Shareholder’s pro rata share of the Merger Consideration actually paid to the Shareholders. Parent agrees that in the case of a breach by an identifiable individual Shareholder (a “Breaching Shareholder”), Parent will look first for satisfaction of the indemnification claim to (i) such Breaching Shareholder’s pro rata share of the Escrow Fund, then (ii) to any Earn Out Payment then payable to such Breaching Shareholder, then (iii) to such Breaching Shareholder’s pro rata share of the remaining Merger Consideration actually received by such Breaching Shareholder, then, (iv) to the remaining Shareholders’ pro rata shares of the Escrow Fund in pro rata portions, then (v) to any Earn Out Payment then payable to the Remaining Shareholders, in pro rata portions, then (vi) to the remaining Shareholders’ pro rata shares of the remaining Merger Consideration actually received by such remaining Shareholders, in pro rata portions, and then (vii) to any future Earn Out Payment that may become payable to the Shareholders, in pro rate portions. In the case of a breach not attributable to an individual identifiable Shareholder, Parent agrees to look for satisfaction of the indemnification claim, in pro rata portions, to, first (1) the Escrow Fund, then (2) to any Earn Out Payment then payable to the Shareholders, in pro rata portions, then (3) to the Shareholders’ pro rata shares of the remaining Merger Consideration actually received by such remaining Shareholders, in pro rata portions, and, then (4) to any future Earn Out Payments that may become payable to Shareholders, in pro rata portions. At the Shareholder’s sole option, a Shareholder may pay any indemnification amount that may become due and payable from Merger Consideration actually received by directing Parent to first use shares of Parent Common Stock, without any discounts for brokerage or underwriting commissions. For purposes of any indemnity claim limited by the Merger Consideration, the value of the Parent Shares shall be the lesser of (X) their value at the time issued to the Shareholders, or (Y) their Fair Market Value at the time the indemnity claim is made.

          (b) As used herein, “Parent Losses” are not limited to matters asserted by third parties, but include Losses incurred or sustained by the Parent Indemnified Parties in the absence of claims by third parties, but subject to the limits set forth herein.

          (c) By virtue of their adoption of this Agreement and their approval of the transactions contemplated hereby, the Shareholders acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Losses as a result of and in connection with such inaccuracy or breach, provided that there shall be no duplicate recovery with respect to any Parent Losses.

          (d) No Shareholder shall have any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such Shareholder may become subject under or in connection with this Agreement.

          (e) Notwithstanding anything herein to the contrary, the Company’s representations and warranties contained in Article III of this Agreement shall, for purposes of the Company’s or Shareholders’ indemnification obligations, be deemed to be made as of the date of this Agreement and as of the Effective Time (except for any such representation or warranty that expressly speaks of and earlier date) without regard to the exceptions set forth in the certificates to be delivered in connection with Section 7.2.

          SECTION 8.3 Indemnification by Parent. Shareholders (the “Shareholder Indemnified Parties”) shall be indemnified and held harmless by Surviving Corporation and Parent, jointly and severally, against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation (hereinafter individually a “Shareholder Loss” and collectively “Shareholder Losses”) (but with adjustment for any insurance recovery or tax deduction relating thereto), to the extent arising out of or resulting therefrom, incurred by the Shareholder Indemnified Parties directly or indirectly as a result of: (i) any inaccuracy of a representation or warranty of Parent contained in this Agreement or (ii) any failure by Parent or Surviving Corporation to perform or comply with any covenant contained in this Agreement; provided, that the Shareholder Indemnified Parties shall not be entitled to receive indemnification payments with respect to any Shareholder Loss under (i) or (ii) above unless and until the aggregate deductible amount of the Shareholder Losses exceeds $100,000.00 and then only to the extent of such Shareholder Losses in excess of such aggregate amount; provided, however, such aggregate deductible amount shall not apply to Parent’s failure to make payments under Section 2.2(a)(i) hereof or under the Employment Agreements, so long as there has been no termination of the Employment Agreements in accordance with their terms which would relieve Parent of its payment obligations thereunder, or to Parent’s obligation to issue its Common Stock in accordance with the provisions of Section 2.1 of this Agreement.

          SECTION 8.4 Claims and Procedure

          (a) Claims. Whenever any claim shall arise for indemnification, the party seeking indemnification hereunder (the “indemnified party”) shall notify the party or parties from whom indemnification is sought (collectively, the “indemnifying party”) of the claim pursuant to Section 8.4(c) hereunder and, when known, the facts constituting the basis for such claim and the amount or estimate of the amount of the liability arising from such claim. The indemnified party shall not settle or compromise any claim by a third party for which the indemnified party is entitled to indemnification hereunder without the prior written consent of the indemnifying party unless (i) suit shall have been instituted against the indemnified party and (ii) the indemnifying party shall not have taken control of such suit as provided in Section 8.4(b) within 25 days after notification thereof.

          (b) Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a third party, the indemnifying party, at its sole cost and expense, may, upon written notice to the indemnified party, assume the defense of any such claim or legal proceeding. If the indemnifying party assumes the defense of any such claim or legal proceeding, the indemnifying party shall select counsel reasonably acceptable to the indemnified party to conduct the defense of such claims or legal proceedings and at the indemnifying party’s sole cost and expense shall take all reasonable steps necessary in the defense or settlement thereof. The indemnifying party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, if (a) the indemnifying party admits in writing its liability to hold the indemnified party harmless from and against any losses, damages, expenses and liabilities arising out of such settlement, (b) concurrently with such settlement the indemnifying party pays into court the full amount of all losses, damages, expenses and liabilities to be paid by the indemnifying party in connection with such settlement and obtains a full release of any liability of the indemnified party which is not conditioned upon any further payment and (c) such settlement would not otherwise have a material adverse effect on the indemnified party. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the indemnifying party does not assume the defense of any such claim or litigation resulting therefrom in accordance with the terms hereof, the indemnified party may defend against such claim or litigation in such manner as it may deem appropriate including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate. The indemnifying party shall be required to participate in the defense of any action by providing information necessary to permit the indemnified party to defend such action as indicated in (d) below and shall be advised of its status. In any action by the indemnified party seeking indemnification from the indemnifying party in accordance with the provisions of this Section, if the indemnifying party did not assume the defense of any such claim or litigation, the indemnifying party shall not be entitled to question the manner in which the indemnified party defended such claim or litigation or the amount or nature of any such settlement.

          (c) Notice. In the event of any occurrence which may give rise to a claim by an indemnified party against an indemnifying party hereunder, the indemnified party will give notice thereof to the indemnifying party within 20 days of the indemnified party becoming aware of events giving rise to the possibility of a right to indemnification and the first opportunity to reduce, remedy or incur the damages or potential damages caused by such occurrence; provided, however, that failure of the indemnified party to timely give the notice provided in this Section 8.4(c) shall not be a defense to the liability of an indemnifying party for such claim, but such indemnifying party may recover from the indemnified party any actual damages arising from the indemnified party’s failure to give such timely notice; provided, further that Parent may take preemptive legal action of a pressing nature, with respect to a third party Claim, only after providing notice to the Shareholders in the manner provided for in Section 10.1 hereof.

          (d) Access to Information. Regardless of which party shall assume the defense of a claim, each party shall provide to the other parties, upon written request, all information and documentation in the possession or control of such party and reasonably necessary to support and verify any Parent or Shareholder Losses which give rise to such claim for indemnification and shall provide reasonable access to all books, records and personnel in such party’s possession or control which would have a bearing on such claim.

          (e) Tax Audits. Notwithstanding any provision to the contrary contained herein, in all events Shareholders shall be permitted to retain legal counsel, accountants, and any and all professional assistance Shareholders desires, (all at Shareholders’ sole cost and expense) to defend against any audits involving taxes relating to the time during which

Shareholders owned the Company. Parent agrees to give Shareholder notice in the event Parent has received notice of any such tax audit.

          (f) Fraud Claims. Notwithstanding anything to the contrary herein, the existence of this Article VIII and of the rights and restrictions set forth herein do not limit any legal remedy for claims based on common law fraud.

          SECTION 8.5 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement (a “Dispute”), shall be settled by binding arbitration. Any such arbitration proceeding shall be conducted by one arbitrator mutually agreeable to Shareholders and Parent. In the event that within forty-five (45) days after submission of any Dispute to arbitration, Shareholders and Parent cannot mutually agree on one arbitrator, Shareholders and Parent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator who will arbitrate the case on his own. The agreed upon arbitrator or the third arbitrator, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or third arbitrator, as the case may be, to discover relevant information from the opposing parties about the subject matter of the Dispute. The arbitrator or the third arbitrator, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator or third arbitrator, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in San Francisco, California, under the rules then in effect of Judicial Arbitration and Mediation Services. The substantially non-prevailing party shall pay all expenses relating to the arbitration, including without limitation, the respective expenses of each party, the fees of each arbitrator and applicable administrative fees.

          SECTION 8.6 Shareholders’ Representative.

          (a) David Condensa (such person and any successor being the “Shareholders’ Representative”) shall act as the representative of the Shareholders, and shall be authorized to act on behalf of the Shareholders and to take any and all actions required or permitted to be taken by the Shareholders’ Representative under this Agreement with respect to any claims (including the settlement thereof) made by a Parent Indemnified Party for indemnification pursuant to this Article VIII and with respect to any actions to be taken by the Shareholders’ Representative pursuant to the Escrow Agreement (including, without limitation, the exercise of the power to (i) authorize the delivery of the Escrow Fund to a Parent Indemnified Party, (ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect t any claims for indemnification and (iii) take all actions necessary in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing). In all matters relating to this Article VIII, the Shareholders’ Representative shall be the only party entitled to assert the rights of the Shareholders, and the Shareholders’ Representative shall perform all of the obligations of the Shareholders hereunder. The Parent Indemnified Parties shall be entitled to rely on all statements, representations and decisions of the Shareholders’ Representative.

          (b) The Shareholders shall be bound by all actions taken by the Shareholders’ Representative in his, her or its capacity thereof, except for any action that conflicts with the limitations set forth in subsection (d) below. The Shareholders’ Representative shall promptly, and in any event within five (5) business days, provide written notice to the Shareholders of any action taken on behalf of them by the Shareholders’ Representative pursuant to the authority delegated to the Shareholders’ Representative under this Section 8.6. The Shareholders’ Representative shall, at all times, act in his or her capacity as Shareholders’ Representative in a manner that the Shareholders’ Representative believes to be in the best interest of the Shareholders. Neither the Shareholders’ Representative nor any of its directors, officers, agents or employees, if any, shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement or the Escrow Agreement, except in the case of its gross negligence, bad faith or willful misconduct. The Shareholders’ Representative may consult with legal counsel, independent public accountants and other experts selected by it. The Shareholders’ Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Escrow Agreement. As t any matters not expressly provided for in this Agreement or the Escrow Agreement, the Shareholders’ Representative shall not exercise any discretion or take any action.

          (c) Notwithstanding anything to the contrary herein or in the Escrow Agreement, the Shareholders’ Representative is not authorized to, and shall not, accept on behalf of any Shareholder any merger consideration to which such Shareholder is entitled under this Agreement and the Shareholders’ Representative shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of the Company or Parent now or hereafter owned of record or beneficially by any Shareholder unless Shareholders’ Representative is expressly authorized to do so in a writing signed by such Shareholder.

          (d) If Shareholders’ Representative shall die, resign, become disabled or otherwise be unable to fulfill his responsibilities hereunder, or if Shareholders owning a majority of Shares of the Surviving Corporation owned by all Shareholders in the aggregate at the time (or as of the Closing, if after the Closing) shall elect to remove (with or without cause) Shareholders’ Representative, Shareholders shall (by consent of Shareholders owning at least a majority of shares of the Company owned by all Shareholders in the aggregate at the time (or as of the Closing, if after the Closing), within 10 days after such death, resignation, disability, inability or removal, appoint a successor to Shareholders’ Representative (who shall be reasonably satisfactory to

Parent). Any such successor shall succeed Shareholders’ Representative as Shareholders’ Representative hereunder. If for any reason there is no Shareholders’ Representative at any time, all references herein to Shareholders’ Representative shall be deemed to refer to Shareholders holding a majority of the Shares.

          (e) Shareholders, jointly and severally, agree to indemnify Shareholders’ Representative and to hold Shareholders’ Representative harmless against any and all loss, liability or expense incurred without fraud, willful misconduct or gross negligence on the part of Shareholders’ Representative and arising out of or in connection with his duties as Shareholders’ Representative, including the reasonable costs and expenses incurred by Shareholders’ Representative in defending against any claim or liability in connection with this Agreement. This indemnification shall survive the termination of this Agreement. The costs of such indemnification (including the costs and expenses of enforcing the right of indemnification) shall be paid by the Shareholders pro rata in accordance with amounts of the total Purchase Price to be received by each Shareholder (and assuming payment in full of the Earn out Payments). Shareholders’ Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered by Shareholders’ Representative in accordance with such advice, Shareholders’ Representative, solely in its capacity as Shareholders’ Representative, shall not be liable to Shareholders, except as expressly provided hereunder. In no event shall Shareholders’ Representative be liable to Shareholders hereunder or in connection herewith, solely in its capacity as Shareholders’ Representative, for any consequential, special, consequential or punitive damages.

          (f) Neither Parent nor its Affiliates shall have the right to object to, protest or otherwise contest any matter related to the procedures for action being taken by Shareholders’ Representative as between Shareholders’ Representative and the Shareholders.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

                     SECTION 9.1 Termination. This Agreement may be terminated at any time prior to August 31, 2007:

(a) by mutual written consent of Parent and the Company;

(b) upon failure of any condition precedent set forth in Section 7.1 hereof;

(c) by Parent upon failure of any condition precedent set forth in Section 7.2 hereof;

(d) by Company or Shareholder Representative upon failure of any condition precedent set forth in Section 7.3 hereof

(e) by Parent or the Company if the Effective Time shall not have occurred on or before August 31, 2007;

(f) by Parent upon a breach of any material representation, warranty, covenant or agreement on the part of the Company or Shareholders set forth in this Agreement, or if any representation or warranty of the Company or Shareholders shall have become untrue, in either case such that the conditions set forth in 7.2(a) or 7.2(b) would not be satisfied (“Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable by the Company or Shareholders through the exercise of their respective best efforts and for so long as the Company and Shareholders continue to exercise such best efforts, Parent may not terminate this Agreement under this Section 9.1(d) unless such breach is not cured within thirty (30) days after notice thereof is provided by Parent to the Company and Shareholders (but no cure period is required for a breach which, by its nature, cannot be cured); or

(g) by the Company or the Shareholder Representative upon a breach of any material representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of the Company or Shareholders shall have become untrue, in either case such that the conditions set forth in 7.3(a) or 7.3(b) would not be satisfied (“Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is curable by Parent and Merger Sub through the exercise of their respective best efforts and for so long as Parent and Merger Sub continue to exercise such best efforts, the Company and Shareholders may not terminate this Agreement under this Section 9.1(e) unless such breach is not cured within thirty (30) days after notice thereof is provided by the Company or Shareholders to Parent (but no cure period is required for a breach which, by its nature, cannot be cured);

(h) provided, however, that neither Parent nor the Company may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its own commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.2.

                     SECTION 9.2 Effect of Termination.

                     (a) If this Agreement is terminated as provided in Section 9.1, this Agreement forthwith shall become void and have no effect, without any liability or obligation on the part of Parent or Shareholders; provided, however, that nothing herein shall relieve any party from any liability (in contract, tort or otherwise, and whether pursuant to an action at law or in equity) for any knowing or willful breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement or in respect of fraud by any party. Notwithstanding the foregoing, the provisions of this Article IX, Section 6.1(b), Section 6.3, Section 6.4, Article X shall survive any termination of this Agreement.

                     (b) Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Article VII hereof for its benefit have not been satisfied, Parent, Shareholders or the Company (as applicable) shall have the right to waive the satisfaction thereof and to proceed with the transactions contemplated hereby.

                     SECTION 9.3 Amendment. This Agreement may be amended by the parties at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties to be bound thereby.

                     SECTION 9.4 Extension; Waiver. At any time prior to the Closing, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 9.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

GENERAL PROVISIONS

                     SECTION 10.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Parent, to:

Incentra Solutions, Inc.
1140 Pearl Street
Boulder, Colorado 80302
Fax No.: (303) 440-7114
Attention: Thomas P. Sweeney III

with a copy (which shall not constitute notice pursuant to this Section 10.2) to:

Reed Guest, Esq.
94 Underhill Road
Orinda, CA 94563
Fax No.: (925) 254-9226.

(b) if to Shareholders, to:

David Condensa
5676 Scenic Meadow Lane
San Jose, CA 95135
Fax No.:

with a copy (which shall not constitute notice pursuant to this Section 10.2) to:

MBV Law LLP
855 Front Street
San Francisco, CA 94111
Attention: Donald Buder

Fax No.: (415) 989-5143
Telephone No. (415) 781-4400

                     SECTION 10.2 Definitions. For purposes of this Agreement:

                     (a) an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

                     (b) “Encumbrances” shall mean Liens, security interests, deeds of trust, encroachments, reservations, orders of Governmental Entities, decrees, judgments, contract rights, claims or equity of any kind.

                     (d) “Knowledge” means, (i) with respect to Shareholders, their actual knowledge after reasonable due inquiry, (ii) with respect to the Company, the actual knowledge after reasonable due inquiry of the Shareholders or any of Company’s executive officers; and (ii) with respect to Parent, the actual knowledge after reasonable due inquiry of any of Parent’s executive officers.

                     (e) “Material Adverse Change” or “Material Adverse Effect” means, when used in reference to the Company or Parent, any change, effect, event, circumstance, occurrence or state of facts that is, or which reasonably could be expected to be, materially adverse to the business, assets, liabilities, condition (financial or otherwise), cash flows or results of operations of such party and its subsidiaries, considered as an entirety.

                     (f) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

                     (g) “Shareholders” shall mean David Condensa, Bert Condensa, David Auerweck, Kevin Hawkins and Terri Marine.

                     (h) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect not less than a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

                     SECTION 10.3 Interpretation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                     SECTION 10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. A facsimile copy of a signature page shall be deemed to be an original signature page.

                     SECTION 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein, but excluding the Confidentiality Agreement to the extent stated herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, and; (b) except for the provisions of Section 6.4 which shall inure to the benefit of and be enforceable by the persons referred to therein, are not intended to confer upon any person other than the parties any rights or remedies; and (c) all Exhibits and Schedules to this Agreement are incorporated into this Agreement by reference.

                     SECTION 10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal substantive and procedural laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law of such state.

                     SECTION 10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                     SECTION 10.8 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any State or Federal court located in the Northern District of the State of California in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and arbitration is first demanded or suit is first filed by Parent, (b) consents to submit itself to the personal jurisdiction of any Federal court located in the Northern District of the State of California event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and arbitration is first demanded or suit is first filed by Shareholders, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a court as provided in (a) above with respect to claims by Parent or (b) with respect to claims by Shareholders. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement in any State or Federal court as provided above, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                     SECTION 10.9 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                     SECTION 10.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a reasonably acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                     SECTION 10.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. If any litigation or arbitration shall be commenced to enforce, or relating to, any provision of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys fees and reimbursement of such other costs as it incurs in prosecuting or defending such litigation. For purposes of this section, “prevailing party” shall include a party awarded injunctive relief or a party prevailing based upon final, unappealable order.

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                     IN WITNESS WHEREOF, Shareholders, and Parent have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

INCENTRA SOLUTIONS, INC.

By:

Name: Thomas P. Sweeney III
Title: Chief Executive Officer

INCENTRA HELIO ACQUISITION CORP.

By:

Name: Thomas P. Sweeney III
Title: Chief Executive Officer

HELIO SOLUTIONS, INC.

By:

Name:
Title:

SHAREHOLDERS’ REPRESENTATIVE:

David Condensa, solely as Shareholders’ Representative